Exhibit 10.128

AGREEMENT

This agreement (this “Agreement”) is made and entered into as of the 4th day of March, 2006 by and among Wynn Resorts, Limited, a corporation organized and existing under the laws of the State of Nevada (“WRL”), Wynn Resorts (Macau) SA, a corporation organized and existing under the laws of the Macau Special Administrative Region (“Wynn Macau”), and Publishing and Broadcasting, Ltd., a corporation organized and existing under the laws of Australia (“PBL”). WRL, Wynn Macau and PBL are sometimes referred to individually as a “Party” and collectively as “Parties”.

RECITALS

A. Wynn Macau is a wholly owned indirect subsidiary of WRL.

B. Wynn Macau is the concessionaire under that certain Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau Special Administrative Region dated June 24, 2002 (as amended from time to time) for the operation of Games of Fortune or Chance or other Casino Games in register no. 337 and 338 of the Notarial Division of the Macau Director of Finance Department, a copy of which is attached hereto (the “Concession Agreement”). The Concession Agreement was granted by the Macau Special Administrative Region (together with all applicable governmental agencies and authorities having jurisdiction over any transactions contemplated by this Agreement or the Subconcession (as defined herein), the “Macau Government”).

C. Pursuant to Article 75 of the Concession Agreement and subject to Macau Government authorization and approval, Wynn Macau is permitted to grant to third parties subconcessions which, with respect to this Agreement, shall be a binding agreement entered into by Wynn Macau (as concessionaire under the Concession Agreement), a limited liability company to be incorporated in Macau by and wholly owned by PBL (“PBL Macau”) and the Macau Government comprising a set of instruments from which PBL Macau will derive certain rights and take on certain duties and obligations, pursuant to which PBL Macau shall be entitled to operate casinos, Games of Fortune or Chance and other Casino Games in the Macau SAR as an autonomous subconcessionaire (collectively, a “Subconcession”).

D. This Agreement sets out the agreement of WRL to cause Wynn Macau to grant or to take all action necessary in accordance with the terms of this Agreement to cause the Macau Government to grant a Subconcession to PBL Macau, and for PBL or PBL Macau to pay or procure the payment to Wynn Macau of the Purchase Price (as defined below) and to cause PBL Macau to take the grant of the Subconcession, on the further terms and subject to conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereto, intending to be legally bound hereby, agree that the foregoing recitals are true and correct and as follows:

ARTICLE I

DEFINITIONS

In addition to other terms defined elsewhere in this Agreement, the following terms will be defined as follows:

1.1 “City of Dreams” means the project for a hotel, casino and gaming lounge in Cotai, Macau being development by an affiliate of PBL, Melco Hotels and Resorts (Macau) Limited.

1.2 “Closing” means the consummation of the transactions contemplated by this Agreement.

1.3 “Closing Date” means the date upon which the Closing occurs as set forth in Section 3.1.

1.4 “Control” and “Controlled” mean, in relation to a corporation, the ability, directly or indirectly, to direct or cause the direction of the management and policies of such corporation, whether through the ownership of a majority of securities of that corporation or otherwise.

1.5 “Crown Macau” means the hotel with a casino and gaming lounge being built by Great Wonders Investments Limited in Taipa, Macau SAR.

1.6 “Deposit” means the sum of One Hundred Million Dollars ($100,000,000), which shall be applied to the Purchase Price as set forth herein.

1.7 “Dollars” or “$” means United States dollars.

1.8 “Escrow Account” means the account at Bank of America (Hong Kong) or a financial institution to be mutually agreed between the Parties where the Deposit will be held in accordance with the terms of an escrow agreement consistent with the terms of this Agreement to be entered into by Wynn Macau, WRL, PBL and the financial institution acting as escrow agent.

1.9 “Group Companies” means any corporation Controlled by WRL.

1.10 “Purchase Price” means Nine Hundred Million Dollars ($900,000,000).

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale. Upon and subject to the terms and conditions set forth in this Agreement, WRL and Wynn Macau agree to use commercially reasonable efforts on behalf of PBL to cause the Macau Government to issue all necessary authorizations and approvals for Wynn Macau and the Macau Government to grant the Subconcession to PBL Macau and subject to such authorizations and approvals, to cause, Wynn Macau and the Macau Government to enter into and execute all documentation necessary to evidence the grant of the Subconcession and for the same to come into force and legal effect. PBL agrees to pay to Wynn Macau, or its designee, the Purchase Price as set forth in Section 2.2 at the Closing.

2.2 Purchase Price. The Purchase Price is payable by PBL as follows:

(a) Payment of Deposit. On or before March 13, 2006, PBL shall pay the Deposit into the Escrow Account for the benefit of Wynn Macau (save that interest shall be paid to PBL at Closing other than as provided in Section 6.2).

(b) Payment of Balance of the Purchase Price. At Closing, the Deposit shall be released to Wynn Macau, or its designee, and the remaining sums due, Eight Hundred Million Dollars ($800,000,000), shall be paid to Wynn Macau in payment of the Purchase Price, by wire transfer in immediately available funds to an account designated by Wynn Macau. For the avoidance of doubt, Wynn Macau shall receive no less than Nine Hundred Million Dollars ($900,000,000) at Closing. Upon Closing, PBL shall be entitled to all interest earned on the Deposit through the Closing Date.

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ARTICLE III

CLOSING

3.1 Closing. Subject to the terms and conditions of this Agreement, the Closing shall be at 10:00 am at the offices of Wynn Macau in the Macau SAR, or such other location as the Parties may mutually agree, within one business day after (a) the Subconcession is issued by either Wynn Macau or the Macau Government and any consents, approvals, confirmations, notifications or other actions of the Macau Government required to bring the Subconcession into force and legal effect have been received or done, and (b) all conditions to Closing set forth in Article V have been satisfied or waived by mutual agreement. The Parties agree to use all reasonable efforts to expedite the required Macau Government approvals and authorizations so that the Closing Date may occur as soon as practicable after the date of this Agreement.

3.2 Deliveries at Closing. At Closing, each of the Parties shall make the deliveries set forth in this Section 3.2.

(a) Wynn Macau shall deliver to PBL:

(i) evidence in writing from the Macau Government that Wynn Macau has obtained all necessary approvals and authorizations from the Macau Government required to permit grant of the Subconcession to PBL; and

(ii) a certificate or other document evidencing the issue of the Subconcession, together with all such other deeds, endorsements, assignments and other instruments and agreements that are reasonably necessary to evidence the Subconcession is in force and legal effect and consummation of the transaction contemplated by this Agreement.

(b) PBL shall deliver to Wynn Macau or its designee:

(i) the Purchase Price, including the Deposit, from the Escrow Account to Wynn Macau or its designee, as set forth in Section 2.2(b);

(ii) evidence in writing from the Macau Government that PBL Macau has obtained ail necessary approvals and authorizations from the Macau Government required to permit PBL Macau to be a subconcessionaire; and

(iii) all such other deeds, endorsements, assignments and other instruments and agreements that are reasonably necessary to evidence the consummation of the transaction contemplated by this Agreement.

3.3 Closing Costs. Each Party shall pay and be solely responsible for its own transaction fees and attorneys’ fess and expenses incurred in connection with the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 WRL and Wynn Macau Representations and Warranties. WRL and Wynn Macau hereby represent and warrant to PBL that the following statements are true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date:

(a) WRL is a corporation duly organized, validly existing and in good standing in the State of Nevada. Wynn Macau is a corporation duly organized, validly existing and in good standing under the laws of Macau.

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(b) This Agreement and all documents executed by WRL and Wynn Macau pursuant to this Agreement (i) are duly authorized, executed and delivered and (ii) are legal, valid and binding obligations of WRL or Wynn Macau, as applicable, enforceable against WRL or Wynn Macau in accordance with their terms, except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and general principles of equity. WRL has received the approval of its board of directors for the execution, delivery and performance of this Agreement.

(c) There is no agreement to which either WRL or Wynn Macau is a party or binding on WRL or Wynn Macau which is in conflict with this Agreement, or which challenges or impairs the ability of WRL or Wynn Macau to execute or perform its obligations under this Agreement.

(d) Neither WRL nor Wynn Macau has made a general assignment for the benefit of creditors nor has any voluntary or involuntary bankruptcy been filed by or against them.

(e) There is no litigation or any other proceeding pending against WRL or Wynn Macau which, if decided adversely to either WRL or Wynn Macau, would prevent WRL or Wynn Macau from executing this Agreement or consummating the transactions contemplated hereby.

(f) There is no litigation or any other proceeding pending against or with respect to the Concession.

(g) WRL and Wynn Macau have made or ordered no payment, taken no action, and have directed no Person to make any payment or take any action, that violates or could violate the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

(h) The Concession Agreement is in full force and effect, and Wynn Macau is in compliance with all of its terms.

(i) To its knowledge, there is no investigation pending or threatened against Wynn Macau by the Government of Macau, other than in the ordinary course of the government’s regulatory powers.

4.2 PBL’s Representations and Warranties. PBL hereby represents and warrants to WRL and Wynn Macau that the following statements are true and correct as of the date of this Agreement and shall be true and correct as of Closing Date:

(a) PBL is a corporation duly organized, validly existing and in good standing under the laws of Australia. Upon formation, PBL Macau will be a corporation duly organized, validly existing and in good standing under the laws of Macau, wholly owned by PBL to the Closing Date;

(b) This Agreement and all documents executed by PBL pursuant to this Agreement (i) are duly authorized, executed and delivered by PBL; and (ii) are legal, valid and binding obligations of PBL, enforceable against PBL in accordance with their terms, except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and general principles of equity. PBL has obtained the approval of its board of directors to the terms of this Agreement and, other than as specifically provided herein, does not need the consent or approval of any person to fulfill its obligations under this Agreement.

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(c) There is no agreement to which PBL is a party or binding on PBL which is in conflict with this Agreement, or which challenges or impairs PBL’s ability to execute or perform its obligations under this Agreement.

(d) PBL has made or ordered no payment, taken no action, and has directed no Person to make any payment or take any action, that violates or could violate the FCPA.

ARTICLE V

CONDITIONS

5.1 Conditions to Closing for WRL and Wynn Macau. In addition to other conditions precedent set forth herein, the obligation of WRL and Wynn Macau to proceed to Closing are expressly conditioned on the satisfaction of each of the following:

(a) this Agreement shall not have been terminated in accordance with the terms hereof;

(b) all representations and warranties of PBL are true and correct; and

(c) the Macau Government has issued the Subconcession and all necessary approvals and authorizations required for Wynn Macau’s grant of the Subconcession to PBL Macau.

5.2 PBL’s Conditions. In addition to the other conditions precedent set forth in herein, the obligation of PBL to proceed to Closing is conditioned on the satisfaction of each of the following:

(a) this Agreement shall not have been terminated in accordance with the terms hereof;

(b) all representations and warranties of WRL and Wynn Macau are true and correct; and

(c) the Macau Government has issued the Subconcession and all necessary approvals and authorizations required for PBL Macau to be a subconcessionaire in Macau SAR.

ARTICLE VI

TERMINATION

6.1 Termination. The transactions contemplated in this Agreement may be terminated or abandoned at any time prior to the Closing Date:

(a) upon the mutual written consent of the Parties;

(b) by PBL if WRL or Wynn Macau shall have breached in any material respect any of their representations, warranties or other agreements contained in this Agreement, which breach cannot be or has not been cured within 10 days after the giving of notice by PBL specifying such breach; and

(c) by WRL or Wynn Macau if PBL shall have breached in any material respect any of its representations, warranties or other agreements contained in this Agreement, which breach cannot be or has not been cured within 10 days after the giving of notice by WRL or Wynn Macau specifying such breach.

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6.2 Effect of Termination. If this Agreement is terminated by WRL or Wynn Macau pursuant to Section 6. l(c) for a material breach by PBL or PBL Macau, Wynn Macau shall be entitled to retain the Deposit as its sole remedy against PBL (its officers, directors, or employees) or PBL Macau for such breach. If this Agreement is terminated pursuant to Section 6.1 (a) or (b), the Deposit shall be returned to PBL. Upon any termination hereunder no Party shall have any further rights or obligations to each other or under this Agreement.

6.3 Willful Default by WRL or Wynn Macau. If WRL or Wynn Macau willfully defaults hereunder, PBL shall have the right to pursue other equitable relief or mandatory order of judicial authority to enforce the obligations of WRL and Wynn Macau hereunder; provided, however, that under no circumstances will WRL or Wynn Macau be liable for any punitive or exemplary damages, whether by statute, in court or otherwise.

ARTICLE VII

SUBCONCESSION PROVISIONS

7.1 Formation of a Macau SA Company. As soon as practicable, PBL agrees to form PBL Macau, a limited liability company organized under the laws of the Macau SAR to be the subconcessionaire pursuant to the Subconcession. PBL shall maintain 100% ownership in PBL Macau until the Closing Date.

7.2 Subconcession Provisions. The Parties agree that the Subconcession shall be substantially in the form of the Concession Agreement and shall specifically include the following provisions:

(a) Any breach or default by PBL, its successors or assigns under the Subconcession shall specifically not constitute a breach or default or any cause for termination under the Concession.

(b) Wynn Macau shall not be responsible for any payments due to the Macau Government by PBL, its successors or assigns under the Subconcession.

(c) Any breach or default by Wynn Macau under the Concession shall specifically not constitute a breach or default or any cause for termination under the Subconcession.

(d) PBL shall not be responsible for any payments due to the Macau Government by Wynn Macau under the Concession.

(e) The Subconcession shall license PBL Macau to conduct all forms of Games of Fortune or Chance or other Casino Games in the Macau SAR, as specified in the third paragraph of Article 3 of the law No. 16/2001 of the laws of Macau and other form of games licensed in accordance with the fifth paragraph of that article and gaming as prescribed by the laws of Macau on any electric or mechanical gaming machines, including slot machines, at the Crown Macau and the City of Dreams and at such other places in Macau as agreed by the Government of Macau from time to time and provide PBL Macau with rights and benefits substantially similar to those enjoyed by Wynn Macau under the Concession to the extent that Wynn Macau may lawfully grant the same under the Concession; provided that if the Subconcession does not permit further subconcessions or management by PBL Macau of casinos owned by others (excluding PBL and its current partners), it shall nevertheless be deemed acceptable to PBL and PBL Macau.

(f) The Subconcession shall be governed by the laws and regulations of the Macau Government and PBL Macau shall submit thereunder to the supervision and control of the Macau Government, its Gaming Inspection and Coordination Bureau and Finance Department and other regulatory or administrative bodies.

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(g) The Subconcession shall be for a period from grant equal to the remaining term of the Concession, that is until 26 June 2022.

(h) The Subconcession will be prepared by or on behalf of PBL Macau and will contain representations, covenants, obligations, undertakings and indemnities to be given by PBL Macau to the Macau Government which are substantially similar to the representations, obligations, undertakings and indemnities of Wynn Macau under the Concession, or contain equivalent terms, usual for similar subconcessions and reasonably acceptable to PBL and PBL Macau in their reasonable commercial judgment and not materially adverse to the interests of Wynn Macau under the Concession; provided that any terms similar to those agreed by Wynn Macau in the Concession shall be deemed reasonable.

(i) The terms of the Subconcession in relation to investment plans, premiums, contributions, taxes, deposits, guarantees and other financial obligations of PBL Macau shall be as required by the Macau Government and reasonably agreed by PBL Macau in its reasonable commercial judgment; provided that any terms similar to those agreed by Wynn Macau in the Concession shall be deemed reasonable.

7.4 Cooperation. Each Party shall take all reasonable action necessary to cause the Macau Government to issue the Subconcession on the terms set forth herein at the earliest date practicable, PBL on behalf of PBL Macau specifically agrees to satisfy all conditions relating to probity, share capital and qualification set forth in the Concession Agreement necessary to qualify as a subconcessionaire in Macau.

7.5 Concession. Neither of WRL nor Wynn Macau shall be required to make any payment to effect the issuance of the Subconcession or agree to any adverse change or modification in the Concession to fulfill its obligations under this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Exclusivity. From the date of this Agreement until the Closing or earlier termination of this Agreement as provided herein (the “Exclusivity Period”), WRL and Wynn Macau shall not (and shall ensure that their Group Companies do not, directly or indirectly): (a) enter into, continue or participate in discussion or negotiations with anyone other than PBL, PBL Macau and the Macau Government, in relation to a subconcession other than the one contemplated hereby; (b) solicit any negotiations for the foregoing; or (c) do anything which is, or may be, inconsistent with the grant of the Subconcession contemplated hereby. WRL and Wynn Macau will ensure that their respective directors, officers, and employees comply with the terms of this Section 8.1.

8.2 Announcement and Confidentiality. Immediately following execution and delivery of this Agreement, WRL, Wynn Macau and PBL shall make all notifications required by their respective stock exchanges and regulatory bodies in respect of the matters dealt with in this Agreement. The Parties shall agree on the substance and timing of press releases announcing the terms of this Agreement. The Parties also agree to cooperate with respect to all separate public announcements, including to the extent possible, giving each other prior notice of any future announcements.

Each Party acknowledges that, during the course of negotiation, it may receive confidential information relating to the other or its business or plans. Each party agrees to keep (a) such information (other than information in the public domain or known to the other party at the time of disclosure), (b) the existence and terms of this Agreement, and (c) their discussion on the matters specified in this Agreement confidential and will not disclose the same to any third party without the prior written consent of the other, unless such disclosure (i) is compelled by law or any competent authority (in which case the disclosing party will use its best endeavors to advise the other party of the proposed disclosure before making it), or (ii) is to it advisors and partners on a need to know basis (in which case the party will obtain from such employees or

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advisors or partners a confidentiality undertaking similar in terms to this clause). Notwithstanding the foregoing, the Parties acknowledge that, as a public company, WRL has obligations to file notification and a copy of this Agreement with the Securities and Exchange Commission. In addition, the Parties agree that Steve Wynn shall notify the Chief Executive of the Macau Government and that Wynn Macau will comply with all notifications required by the Concession Agreement.

8.3 Attorneys’ Fees. In any action between the Parties hereto seeking enforcement of any of the terms and provisions of this Agreement, or in connection with the transaction contemplated by this Agreement, the prevailing Party in those actions shall be awarded, in addition to costs, damages, injunctive or other relief, its actual costs and expenses incurred in that action including, but not limited to, its reasonable attorneys’ fees.

8.4 Notices. All notices, demands, and other communications required or permitted under this Agreement (each, a “Notice”) will be in writing and, at the option of the notifying Party, will be either (a) personally delivered, (b) transmitted by certified or registered mail or reputable international courier, postage prepaid, return receipt requested or (c) transmitted by telefax, answerback requested, to the appropriate Party, to the address set out under such Party’s name and signature on the last page of this Agreement. The effective date of any Notice will be deemed to be (i) upon receipt, if delivered personally, (ii) the date of receipt, if mailed or sent by courier, or (iii) twenty-four (24) hours after transmission by telefax with confirmed answerback.

8.5 Purchase and Sale. The Parties hereto intend the transactions contemplated by this Agreement to be a purchase and sale of the Subconcession by Wynn Macau to PBL Macau. Upon termination of the Subconcession in accordance with its terms or otherwise, property associated therewith that reverts to the Grantor (to be defined in the Subconcession as the Macau Special Administrative Region) shall revert to the Macau Government. If required to achieve purchase and sale treatment, the parties agree to modify the terms of this Agreement as reasonably necessary, provided that the basic economic terms shall remain unchanged.

8.6 Assignment; Successors. No Party hereto shall assign its rights under this Agreement without the prior written consent of the other Parties, which consent may be withheld in any Party’s sole and absolute discretion. Subject to the foregoing, this Agreement shall be binding upon the Parties and their respective heirs, representatives and permitted assigns.

8.7 No Third Party Beneficiaries. No Party other than the Parties to this Agreement and PBL Macau shall have or acquire any rights under this Agreement or any provision hereof by virtue of the Parties’ entering into this Agreement.

8.8 Entire Agreement; Amendment. This Agreement contains all of the agreements of the Parties with respect to the subject matter hereof. All prior or contemporaneous agreements or understandings, oral or written, are merged into this Agreement and shall not be effective for any purpose. No provision of this Agreement may be amended or modified except by an agreement, in writing, signed by the Parties or their respective successors-in-interest and expressly stating that it is an amendment of this Agreement.

8.9 Drafting Presumption. This Agreement will be construed fairly as to each party regardless of which party drafted it.

8.10 Further Assurances. Each of the Parties to this Agreement agrees to execute and deliver such other documents and to take such other action as may be necessary or convenient to consummate the purpose and subject matter hereof.

8.11 Headings. The headings in this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

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8.12 Severability. If any paragraph, section, sentence, clause or phrase contained in this Agreement becomes or is held by any court of competent jurisdiction to be null or void or against public policy, the remaining paragraphs, sections, sentences, clauses or phrases contained in this Agreement shall not be affected thereby.

8.13 Governing Law. This Agreement is executed in and shall be governed by the laws of Hong Kong without giving effect to the principles of conflicts of law thereof.

8.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

8.15 Waiver. The waiver by any Party of the performance or time for performance of any obligation required to be performed under this Agreement shall not be considered a waiver of any other obligation or time for performance thereof.

8.16 Exclusive Jurisdiction and Venue. Each of PBL, WRL and Wynn Macau hereby agree that exclusive venue for actions commenced under this Agreement shall be the federal courts in Clark County, Nevada and each Party agrees to submit to personal jurisdiction in Clark County, Nevada in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, each Party hereby agrees and consents that, such venue and jurisdiction are proper, without limiting other methods of obtaining jurisdiction, personal jurisdiction over each Party in any such action or proceeding may be obtained within or without the jurisdiction of any court located in Nevada and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon each Party by registered or certified mail to or by personal service at the last known address of each Party, whether such address be within or without the jurisdiction of any such court.

8.17 TRIAL BY JURY WAIVER. TO THE EXTENT PERMITTED BY LAW, WRL, WYNN MACAU AND PBL EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY ACTION, CAUSE OF ACTION, CLAIM, DEMAND OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE DEALINGS OF WRL, WYNN MACAU AND PBL WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. TO THE MAXIMUM EXTENT PERMITTED BY LAW, WRL, WYNN MACAU, AND PBL HEREBY AGREE THAT ANY SUCH ACTION, CAUSE OF ACTION, CLAIM, DEMAND, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY.

The remainder of this page intentionally left blank. Signatures follow on next page.

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties on the date first stated above.

Wynn Resorts, Limited

By:	/s/ Stephen A. Wynn
Name:	Stephen A. Wynn
Its:	Chief Executive Officer

Address:	3131 Las Vegas Boulevard South
Las Vegas, NV 89109
	Attention:	President, with a copy to General Counsel

Wynn Resorts (Macau) SA

By:	/s/ Stephen A. Wynn
Name:	Stephen A. Wynn
Its:	Chairman

Address:	335-341 Alameda Dr. Carlos d’Assumpcao
9th Floor, Hotline Center
Macau SAR
	Attention:	President

Publishing and Broadcasting, Ltd.

By:	/s/ James D. Packer
Name:	James D. Packer
Its:	Chairman

Address:	Level 2, 54 Park Street
Sydney NSW 2000
Australia
	Attention:	General Counsel

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Concession Agreement

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CONCESSION CONTRACT FOR THE OPERATION

OF GAMES OF CHANCE OR OTHER GAMES IN CASINOS

IN THE MACAU SPECIAL ADMINISTRATIVE REGION

On the 24th of June of the year 2002 in Macau and at the Seat of the Government of the Macau Special Administrative Region, at Avenida da Praia Grande, before me, Chu lek Chong, licensed, 2nd class technician of the Juridical Advisory Nucleus of the Finance Services Bureau, as alternate private notary of this Bureau in the absence of the head of this office, having been appointed by Dispatch number 216/2000 of the Head of the Executive, of 8 November, before me appeared as Parties:

FIRST PARTY: The Macau Special Administrative Region, represented by the Chief Executive, Ho Hau Wah, married, with professional address in Macau, at the Government House of the Macau Special Administrative Region, located at Avenida da Praia Grande, with the capacity and powers conferred for the present act by Article 45 of the Basic Law of the Macau Special Administrative Region.

SECOND PARTY: Wynn Resorts (Macau), S.A. with head office in Macau, at Avenida da Amizade, number 918, “World Trade Centre” building, 8th floor “C”, registered at the Commercial and Automobile Central Registry Office under the number 14917, represented in this present act by its director Stephen Alan Wynn, married and residing at One Shadow Creek Drive, Las Vegas North, State of Nevada, United States of America, the capacity and powers of whom I have verified by certificate issued by the above mentioned Central Registry Office, which I have filed.

I verified the identity of the Parties by Passport No. 055142925, issued on 20th of January of 1998, by the San Francisco Passport Agency of United States of America. And for the first party, with the indicated capacity and powers, the following was stated:

A public tender was opened by Dispatch number 217/2001 of the Chief Executive, for the granting of 3 (three) concessions for the operation of games of chance or other games in casinos;

The public tender for the granting of 3 concessions for the operation of games of chance or other games in casinos had, as a first stage, the opening of the proposals for awarding, that was divided into two phases – the opening of the outward wrappings which were marked on the exterior with the indication “Documentos” and the opening of the outward wrappings which were marked on the exterior the indication “Propostas”, which was followed by a phase of consultations for the presentation and analysis of the proposals for awarding, and ended with the preparation of a Documented Report, based on which the Chief Executive provisionally awarded the concessions for the operation of games of chance in casinos which were put up for tender;

“Wynn Resorts (Macau), S.A.” hereinafter designated as the concessionaire, was provisionally awarded by Dispatch number 26/2002 of the Chief Executive, one of the concessions for the operation of games of chance or other games in casinos, that were the subject of the tender;

The concessionaire deposited a bank guarantee to guarantee the fulfilment of its legal or contractual obligations, as per article 84, number 1, of Administrative Rule number 26/2001.

Evidence was produced by the concessionaire to the Commission of the first public tender for the granting of concessions for the operation of games of chance in casinos that its capital stock, amounting to not less than MOP 200,000,000.00 (two hundred million patacas), is totally paid up in money and deposited in a local credit institution or in a branch or subsidiary of a credit institution authorized to operate in the Macau Special Administrative Region, under the terms of article 82, number 5, of Administrative Rule number 26/2001;

The minutes of the present concession contract for the operation of games of chance or other games in casinos in the Macau Special Administrative Region was approved by the concessionaire;

The concessionaire, the shareholders holding 5% or more of its capital stock and its directors have been submitted to a suitability verification process, which led to the preparation of a report stating their suitability;

The concessionaire was submitted to verification process of its financial capacity to undertake a concession for the operation of games of chance or other games in casinos, which led to the preparation of a report stating that it has an adequate financial capacity;

By Dispatch number 142/2002 of the Chief Executive, “Wynn Resorts (Macau), S.A.” was awarded one of the concessions for the operation of games of chance or other games in casinos that were the subject of tender.

And both Parties in their respective capacities said that the present administrative concession contract for the operation of games of chance or other games in casinos is mutually accepted and reciprocally agreed, being ruled by the conditions hereinafter described.

CHAPTER I

Object, type and term of the concession

Clause One

Object of the concession

ONE – The object of the concession awarded by the present concession contract is the operation of games of chance or other games in casinos in the Macau Special Administrative Region of the People’s Republic of China, hereafter designated as the Macau Special Administrative Region or the grantee.

TWO – The concession does not cover the operation of:

1)	Mutual betting;

2)	Operations offered to the public except as provided for in number 7 of article 3 of Law number 16/2001:

3)	Interactive games;

4)	Games of chance or any other type of gaming, betting or operations on board ship or aircraft, except as established in paragraph 1) of number 3 and number 4 of article 5 of Law number 16/2001.

Clause Two

Objectives of the concession

The concessionaire is committed to:

1)	Ensure the adequate operation and management of games of chance or other games in casinos;

2)	Employ in the management and operation of games of chance or other games in casinos, solely persons suitable for those functions and for assuming those responsibilities;

3)	Manage and operate the games of chance or other games in casinos in a fair and honest manner, free of criminal influence; and

4)	Safeguard and protect the interests of the Macau Special Administrative Region in the receiving of taxes resultant from the operation of their casinos and other gaming areas.

Clause Three

Applicable Law and proper jurisdiction

ONE – The present concession contract is exclusively governed by the law of the Macau Special Administrative Region.

TWO – The concessionaire renounces litigation in any other jurisdiction outside of the Macau Special Administrative Region, as it recognizes and submits to the exclusive jurisdiction of the courts of the Macau Special Administrative Region to decide any litigation or conflicts of interests that may arise.

Clause Four

Compliance with the legislation of the Macau Special Administrative Region

The concessionaire shall comply with the applicable legislation applicable in the Macau Special Administrative Region, and shall renounce to invoke legislation from outside the Macau Special Administrative Region, namely in order to be considered exempt from fulfilling the obligations or the conduct to which it is committed.

Clause Five

Participation in the operation of games of chance or any other games in casinos in other jurisdictions

ONE – If the Concessionaire engages in any licensing process or contract to operate casino gaming or other forms of gaming in any other jurisdictions, including the participation in operation merely through a management contract, it shall inform the Government of such engagement or contract. If the Concessionaire is aware that any of its directors, any of its controlling shareholders, including the ultimate controlling shareholder, or if any one who directly or indirectly holds 10% or over 10% of the company capital of the Concessionaire has the aforesaid engagement or contract, it shall also inform the Government immediately.

TWO – For the purposes of the above the Concessionaire should submit to and inform the Government, or make due diligence to obtain, any documents, information or data that the Government may require as long such documents, information and data are not subject to confidentiality under the laws of the respective jurisdiction.

Clause Six

Concession system

The concession system is included in the legal framework, which comprises the juridical system for the operation of games of chance or other games in casinos, approved by Law number 16/2001, Administrative Rule number 26/2001, the rules for the operation of games of chance, namely those foreseen under article 55 of Law number 16/2001, and further complementary regulations of the referred Law number 16/2001, as well as the present concession contract.

Clause Seven

Operation of the concession

The concessionaire shall operate the concession under the terms and conditions established in the present concession contract.

Clause Eight

Term of the concession

ONE – The term of the concession granted under the present contract is of twenty years, beginning on 27th day of June of the year two thousand and two and terminating on 26th day of June of the year two thousand and twenty two.

TWO – The provisions of the previous article do not inhibit the applicability of the clauses of the present concession contract that may last beyond the term of the concession.

CHAPTER II

Locations for the operation and functioning of the casinos and other gaming areas

Clause Nine

Locations for the operation of the concession

ONE – In carrying out its activity, the concessionaire may only operate games of chance or other games, in casinos and other gaming areas previously authorized and classified by the Government.

TWO – The allocation of any other premises to the operation of the concession requires the authorization of the Government.

Clause Ten

Types of games, gaming tables and electric or mechanic gaming machines

ONE – The concessionaire is authorized to operate all types of gaming established under number 3 of article 3 of Law number 16/2001, as well as other types of games authorized under the terms of numbers 4 and 5 of the same article. The concessionaire is furthermore authorized to operate any electrical or mechanical gaming machines, including “slot machines”, under the terms of the law.

TWO – The concessionaire shall annually submit, during the month of December, to the Games Supervision and Coordination Bureau, (Direcção de Inspecção e Coordenação de Jogos) hereinafter designated as DICJ, a list which shall specify the number of gaming tables and electrical or mechanical machines, including “slot machines”, that it intends to operate during the following year, as well as their respective location.

THREE – The number of gaming tables and of electrical or mechanical machines, including “slot machines” to be operated by the concessionaire may be altered by means of prior communication to DICJ.

Clause Eleven

Continuous functioning of the casinos

ONE – The concessionaire shall open the casinos every day of each year.

TWO – Without prejudice of the provisions of the previous article the concessionaire may establish a daily period of opening to the public of the casinos and the activities they integrate.

THREE – The schedule of the daily period of opening to the public of the casinos and the activities they integrate, shall be submitted in advance to the Government, and affixed at the entrance to the casinos.

FOUR – The alteration to the daily period in which casinos and the activities they integrate are open to the public shall be submitted to the Government with a minimum advance of three days.

Clause Twelve

Suspension of operations of the casino and other gaming areas

ONE – The concessionaire shall request from the Government, with a minimum advance of three days, by means of a documented petition, authorization to suspend the operations of one or more casinos and other gaming areas for a period of one or more days.

TWO – The authorization referred to in the previous article is waived in emergency situations or in cases of force majeure, namely those resulting from serious accident, catastrophe or natural calamity, that may entail serious risk to the safety of persons, in which case the concessionaire shall inform the Government as soon as possible, of the suspension of operation of the casino or other gaming areas.

Clause Thirteen

Electronic equipment for surveillance and control

ONE – The concessionaire shall install, in the casinos and other gaming areas, electronic equipment for surveillance and control of high international quality and approved by DICJ. To that effect, the concessionaire shall submit a written request to the same Bureau, identifying the equipment it intends to install, enclosing the technical specifications thereof. However, the DICJ may, at any moment, request the presentation of specimens or samples of the referred equipment.

TWO – The concessionaire is further committed to install electronic equipment for surveillance and control approved by the DICJ, in other areas attached to the casinos and other gaming areas or in access and connecting areas, whenever so requested by the same Bureau.

THREE – The concessionaire shall promote the installation of new electronic equipment for surveillance and control, approved by DICJ, whenever a substantiated request is made by the same Bureau namely in order to maintain the high international quality referred in number ONE.

FOUR – The concessionaire shall inform the proper authorities as soon as possible, of any acts or facts which constitute crime or administrative infraction of which it has knowledge, as well as any other illegal acts or facts that it may consider as serious.

CHAPTER III

Concessionaire Company

Clause Fourteen

Corporate purpose, head office and form of company

ONE – The concessionaire is committed to have, as an exclusive corporate purpose, the operation of games of chance or other games in casinos.

TWO – The corporate purpose of the concessionaire may, depending on Government authorization, include activities related to the operation of games of chance or other games in casinos.

THREE – The concessionaire shall maintain its head office within the Macau Special Administrative Region under the form of Limited Liability Company.

Clause Fifteen

Capital stock and shares

ONE – The concessionaire shall maintain a capital stock amounting to not less than MOP 200,000,000.00 (two hundred million patacas).

TWO – The total capital stock of the concessionaire is represented exclusively by registered nominative shares.

THREE – An increase of the concessionaire’s capital through public subscription requires authorization by the Government.

FOUR – The issuing of preferential shares by the concessionaire requires authorization by the Government.

FIVE – Without prejudice of the established in the previous article, the creation or the issuing of types or series of shares representing the concessionaire’s capital stock, as well as their conversion of one type of shares into another, requires Government authorization.

SIX – The concessionaire shall make all efforts, to have the total capital stock of the concessionaire’s shareholders who are corporate bodies, and the total capital stock of the holders of capital shares who are corporate bodies, and so on, up to the ultimate holders of capital shares, whether these are individual or corporate bodies, be exclusively represented by registered nominative shares, except in relation to corporate bodies that are quoted on the stock exchange in what refers to the transacted shares.

Clause Sixteen

Transfer and encumbering of shares

ONE – The transfer or encumbering, for any reason, of the property or other rights on registered shares representing the concessionaire’s capital stock or the carrying out of any other act that may involve the granting of voting rights or other social rights to a person other than the holder, requires government authorization.

TWO – In the case referred to in the previous article, the concessionaire shall always refuse the registry and shall not recognize as shareholder any entity that may acquire or possess shares representing its capital stock in violation of the provisions of the present concession contract or the law, and shall not carry out any action by which it, implicitly or explicitly recognises the transfer among living or encumbering as referred to in the previous article.

THREE – The transfer mortis causa of the property or other rights on shares representing the concessionaire’s capital stock must be communicated to the Government, as soon as possible; the concessionaire shall, at the same time, make all efforts to have the transfer registered in its Shares Registration Book.

FOUR – Once obtained the authorization referred in number ONE, the holder of the property or other right on shares representing the concessionaire’s capital stock, when transferring or encumbering or carrying out an act which involves the transfer to another party of the voting right or other social rights, shall immediately inform the concessionaire, who shall inform the DICJ, within thirty days of the register in the Shares Registration Book of the concessionaire or equivalent formality, and shall send copy of the documents that formalize that juridical transaction and furnish detailed information on any established terms and conditions.

FIVE – The concessionaire shall make all efforts to submit for Government approval any transfer between living parties, for whatever reason, of the property or other right on the capital shares of the holders representing the capital stock of the concessionaire, be they individual or corporate bodies and the capital stock of the holders of capital shares that are corporate bodies, whether these holders are individual or corporate bodies, and so on, up to the ultimate holders of capital shares, whether they are individual or corporate bodies, except for corporate bodies that are quoted on the exchange market in what refers to the shares therein traded, when this capital share directly or indirectly corresponds to a value of 5% or more of the concessionaire’s capital stock.

SIX – The transfer mortis causa of the property or other right on the capital share of holders of 5% or more of capital shares representative the capital stock of the concessionaire’s shareholders, whether individual or corporate bodies, and of the capital stock of the holders of 5% or more of capital shares of those that are corporate bodies, whether those holders are individual or corporate bodies, and so on, up to the ultimate holders of capital shares, whether these are individual or corporate bodies, should be submitted by the concessionaire to the Government, as soon as possible after the fact is known.

SEVEN – The concessionaire shall, furthermore, inform the Government, as soon as the fact is known, of the encumbering, for any reason, of the capital share representing the capital stock of its shareholders and of the capital shares held by holders of the capital stock of these shareholders, and so on, up to the capital share of the ultimate holders when the same capital share indirectly corresponds to 5% or more of the concessionaire’s capital stock except for the corporate bodies that are quoted on the stock exchange in what concerns the shares therein traded.

EIGHT – The previous article is equally applicable to the implementation of any acts that involve the granting of voting rights or other social rights to a person other than its holder, except as to corporate bodies that are quoted on the stock market in what refers to the shares therein traded.

NINE – The provisions of number FOUR are applicable to the transfer, under any title, of the property or other right on the capital shares referred to in number FIVE, with the appropriate adaptations.

TEN – In the case of a dominant shareholder of the concessionaire not wishing to continue to be a shareholder of the same, by virtue of having received written instructions to that end from an agency charged with the regulation of the activity of operation of games of chance or other games in casinos of another jurisdiction in which it is a concessionaire or is licensed to operate games of chance in casinos or in which it is the dominant partner of the concessionaire or company licensed to operate games of chance in casinos, the Government, if it considers that such written instructions result from acts not of the responsibility of the concessionaire or the referred dominant partner, authorizes that the dominant partner transfer the ownership of the capital stock it holds in the concessionaire, without prejudice of the necessity of authorization of the Government as to the acquisition of said capital stock by a third party.

Clause Seventeen

Issue of bonds

The issue of bonds by the concessionaire requires Government authorization.

Clause Eighteen

Quoted on the stock exchange

ONE – The concessionaire or a company of which it is the dominant partner may not be quoted on the stock exchange, without prior Government authorization.

TWO – The concessionaire shall also make all efforts so that the corporate bodies that are its dominant partners and whose principal activity consists on the execution, directly or indirectly, of projects referred to in the Investment Plan attached to the present concession contract, do not request or proceed to be quoted on the stock exchange without previously informing the Government.

THREE – The request for authorization referred in number ONE, and the advance information of the Government referred in the previous number must be, respectively, formulated or effected by the concessionaire and documented with all the necessary data, without prejudice of the Government requesting additional documents, data or information.

Clause Nineteen

Share and capital stock structure

ONE – The concessionaire shall submit to the Government annually, during the month of December, its share structure as well as the structure of the capital stock of the corporate bodies, maxime companies, holders of 5% or more of the concessionaire’s capital stock, as well as the structure of the capital stock of the corporate bodies who are holders of 5% or more of the capital stock, and so on up to the individual or corporate bodies who are the ultimate shareholders, except in relation to corporate bodies that are quoted on the stock exchange in what refers to the shares therein traded, or submit a declaration attesting that these did not suffer any alteration.

TWO – The concessionaire shall also endeavour to obtain and deliver to the Government, together with the update or the declaration referred to in the previous paragraph, a declaration signed by each of its shareholders and the persons referred to in the previous number, duly authenticated, attesting that they are holders of the number of shares declared, and that these are registered nominative shares, accompanied by a copy of the shares representing the respective equity.

Clause Twenty

Prohibition to concentrate positions in governing bodies

ONE – The concessionaire shall not appoint to the Board of Directors, the Board of the General Meeting, the Audit Board or any other governing body, any person who holds a position in a governing body of another concessionaire, sub-concessionaire or concessionaire’s management company, operating in the Macau Special Administrative Region.

TWO – The concessionaire shall inform the government, in the shortest possible period of time, of the appointment of any person to assume a position in the Board of Directors, the Board of the General Meeting, the Audit Board or any other governing body of the concessionaire.

THREE – The Government shall inform the concessionaire of the appointment of any person to assume a position on the Board of Directors, the Board of the General Meeting, the Audit Board or any other governing body of other concessionaires, sub-concessionaires or concessionaire’s management companies, operating in the Macau Special Administrative Region.

Clause Twenty One

Management

ONE – The delegation of the management of the concessionaire, including the appointment of the Executive-Director, the scope of his powers and the term of the delegation, as well as any alteration, namely when involving replacement, temporary or definitive of the Executive-Director, is subject to Government authorization. For that purpose, the concessionaire shall send to the Government a draft of the resolution of its Board of Directors, containing the proposal for the delegation of the management of the concessionaire, including the identification of the Executive-Director, the scope of his powers and the term of the delegation, references relative to replacement in situations of impediment, as well as any deliberation relative to replacement, temporary of definitive, of the Executive-Director. A delegation of the management of the concessionaire does not have any effect, in any form, without the authorization of the Government in relation to every element.

TWO – If the Government does not approve any or some of the terms of the delegation referred in the previous paragraph, the concessionaire is bound to send to the Government, within fifteen days from the day the concessionaire receives the notification of non-acceptance, a new resolution draft, and in case the person appointed as Executive Director is not accepted by the Government, a new Annex II of the Administrative Rule number 26/2001 should be submitted by the new Executive Director.

THREE – The concessionaire shall ensure that no powers of attorney granting, based on a stable relation, powers that are conferred on the Board of Directors, to carry out any business in relation to the operation of the company on behalf of the concessionaire, with the exception of acts of the mere running of current business, namely with public offices and services, except with the authorization of the Government.

Clause Twenty Two

Articles of Association and shareholders agreements

ONE – Any change to the concessionaire’s articles of association requires the approval of the Government.

TWO – The project for the change of the concessionaire’s articles of association shall be sent, for approval, to the Government, with a minimum advance of thirty days in relation to the date of the Shareholders General Assembly in which the change will be discussed.

THREE – The concessionaire shall deliver to the Government an authenticated copy of the change to its articles of association, within thirty days after the execution.

FOUR – The concessionaire shall inform the Government of any shareholders agreement of which it gains knowledge. To that effect, and without prejudice of other courses of action it can or shall take, the concessionaire is bound to enquire from its shareholders, in the 15 days preceding any shareholder’s General Assembly, or in the course of a General Assembly if it was not called, on the existence of shareholders agreements namely in relation to the exercise of voting rights or other social rights, and to inform the Government of the result of such enquiries.

FIVE – The government must, within sixty days, notify the concessionaire of the approval of the change of the Articles of Association and of the shareholders agreements.

Clause Twenty Three

Duty to inform

ONE – Without prejudice of other obligations to inform established in the system of concessions referred to in clause six, the concessionaire shall:

1)	Inform the Government, with the shortest possible delay, of any circumstances that may affect its normal functioning, such as those that may be related to its liquidity or solvency, the existence of any law proceedings against it or any one of its directors, shareholders with 5% or more of its capital stock and main employees with positions of relevance in the casino, any act or fact that takes place in the casinos and other gaming areas that may be considered a crime or administrative infraction that may come to its notice and any adverse attitude directed at the concessionaire or members of its governing bodies, by a responsible member of an entity or a worker of the Public Administration of the Macau Special Administrative Region, including agents of the Security Forces and Services.

2)	Inform the Government, with the shortest possible delay, of any and every event that injure, hinder or substantially increase the financial burden or the difficulty in fully complying with the obligations resulting from the present concession contract, or that may cause the termination of the concession contract under the terms established in chapter XIX;

3)	Inform the Government, with the shortest possible delay, as to any of the following facts or occurrences:

1.	Regular or incidental, periodical or extraordinary remuneration of its directors, financers and main employees with positions of relevance in the casino, whether these are received as salaries, wages, remunerations or other, and well as any mechanism for their participation in profits;

2.	Existing benefits or benefits to be created, including share in the profits;

3.	Contracts for management and services, existing or to be proposed.

4)	Deliver to the Government, with the shortest possible delay, authenticated copies of:

1.	Contracts or other instruments that refer or describe any remuneration mentioned in number 1 of the previous paragraph;

2.	Contracts or other instruments that refer or describe any benefits or forms of distribution of profits, existing or to be created;

3.	Contracts for management and services, existing or to be proposed.

5)	Inform the Government, with the shortest possible delay as to any serious alteration, imminent or foreseeable, to its economic and financial situation, as well as to the economic and financial situation:

1.	Of its dominant partners;

2.	Of entities closely associated, namely those that have taken any commitment or pledged any guarantee towards the financing of the investments and obligations that the concessionaire must carry out or accept by reasons of the contract; and

3.	Of the shareholders that hold 5% or more of its capital stock who, in accordance with the terms of paragraph 2) of number 1 of article 18 of Law number 16/2001, have assumed the commitment or pledged a guarantee for the financing of the investments and obligations that the concessionaire must carry out or accept by reasons of contract.

6)	Inform the Government, with the shortest possible delay, when the average annual turnover with a third party has reached MOP 250,000,000.00 (two hundred and fifty million patacas) or more;

7)	To annually submit to DICJ, during the month of January, a document referring to all its bank accounts and respective balance;

8)	To deliver, in the shortest possible period of time, any complementary or additional information requested by the Government;

9)	To deliver to DICJ and to the Financial Services Bureau, hereinafter designated as DSF, with the shortest possible delay, all elements and information that these entities may require for the complete fulfilment of their functions.

TWO – The Government may determine that the obligations foreseen in 3) and 4) of the previous paragraph be fulfilled annually.

CHAPTER IV

Management Company

Clause 24

Requirement to inform in advance and request Government authorization

ONE – The concessionaire shall inform the Government, with a minimum prior notice of ninety days, of its intention to enter into a contract with a management company.

TWO – The concessionaire shall request authorization from the Government whenever it intends to sign a management contract with a management company by which the mentioned company will assume its managing powers.

THREE – For the purposes of the previous paragraph, the concessionaire shall submit, together with the request for authorization, an authenticated copy of the articles of association of the management company or equivalent document and the draft of the respective management contract.

CHAPTER V

Suitability

Clause Twenty Five

Suitability of the concessionaire

ONE – The concessionaire shall keep its suitability qualifications for the term of the concession, in accordance to legal terms.

TWO – For the purposes of the previous paragraph, the concessionaire is subject to on-going and permanent monitoring and supervision by the Government, in accordance with legal terms.

THREE – The concessionaire undertakes to defray, as soon as possible, the costs incurred with the verification of its suitability; for that purpose, the DICJ shall issue a document, which will specify those costs that shall constitute sufficient evidence of same.

Clause Twenty Six

Suitability of the shareholders, directors and main employees of the concessionaire and management companies

ONE – The concessionaire’s shareholders who hold 5% or more of its capital stock, its directors and its main employees with relevant positions in the casino must retain their suitability qualifications for the term of the concession, in accordance with legal terms.

TWO – For the purposes of the previous paragraph, the concessionaire’s shareholders who hold 5% or more of its capital stock, its directors and its main employees with relevant positions in the casino, are subject to a continuous and permanent monitoring and supervision by the Government, in accordance with legal terms.

THREE – The concessionaire shall make all efforts for the shareholders that hold 5% or more of its capital stock, its directors and main employees with relevant positions in the casino, to retain their suitability qualifications during the term of the concession, considering that their good name reflects on the good name of the concessionaire.

FOUR – The concessionaire shall request its shareholders who hold 5% or more of its capital stock, its directors and its main employees with relevant positions in the casino, to inform the Government with the shortest possible delay, of any and every factor that may be relevant to the good repute of the concessionaire or their own.

FIVE – For the purposes of the previous paragraph, the concessionaire shall enquire, every six months, from the shareholders who hold 5% or more of its capital stock, its directors and its main employees with relevant positions in the casino, whether they have knowledge of any fact that may relate to the good repute of the concessionaire or their own, although the concessionaire, having knowledge of any relevant fact, is bound to inform the Government with the shortest possible delay.

SIX – The concessionaire shall inform the Government, with the shortest possible delay upon gaining knowledge of any and every fact that may relate to the good repute of its shareholders who hold 5% or more of its capital stock, its directors and its main employees with relevant positions in the casino.

SEVEN – The concessionaire shall make all efforts for the managing companies it may contract, as well as holders of 5% or more of its capital stock, its directors and main employees with relevant positions in the casino, to retain their good name reflect on the good name of the concessionaire.

EIGHT – The regulations in number THREE of the previous clause are applicable to the process of verification of suitability of the concessionaire’s shareholders and the managing companies that hold 5% or more of its capital stock, its directors and main employees with relevant positions in the concessionaire’s casino, and of the managing companies with whom it may establish contracts.

Clause Twenty Seven

Special duty to cooperate

Without prejudice of the general duty to cooperate established in clause sixty seven, the concessionaire shall immediately submit to the Government any document, information or data that the Government may deem necessary to verify its continued suitability.

Clause Twenty Eight

Special duty to inform

ONE – The concessionaire shall inform the Government, with the shortest possible delay after obtaining knowledge, of the cessation of a licence or concession for the operation of games of chance or other games in casinos in any jurisdiction of any shareholder who holds 5% or more of its capital stock.

TWO – The concessionaire shall inform the Government, with the shortest possible delay after obtaining knowledge, of any investigation related to a fact that could lead an agency that governs the activity of the operation of games of chance or other games in casinos in another jurisdiction to punish, suspend or in any way affect the licence or concession for the operation of games of chance or other games in casinos that any shareholder who holds 5% or more of its capital stock may have in that jurisdiction.

CHAPTER VI

Financial and financing capacity

Clause Twenty Nine

Financial capacity of the concessionaire

ONE – The concessionaire shall maintain its financial capacity to operate the concession and to fulfil timely and totally the obligations pertaining to any aspect of its activity, investments and obligations committed by contract or under the terms of the present concession contract, especially as to the Investment Plan attached to the present concession contract.

TWO – For the purposes established in the previous paragraph the concessionaire and the shareholders holding 5% or more of its capital stock are subject to continuous and permanent monitoring and supervision by the Government, in accordance with legal terms.

THREE – The concessionaire undertakes to defray, as soon as possible, the costs incurred with the verification of its financial capacity and that of the shareholders holding 5% or more of its capital stock; for that purpose, the DICJ shall issue a document, which will specify those costs that shall constitute sufficient evidence of same.

Clause Thirty

Loans or similar contracts

ONE – The concessionaire shall inform the Government of any loan granted or similar contract signed with a third party, for an amount of more than MOP 30,000,000.00 (thirty million patacas).

TWO – The concessionaire shall not grant any loan or sign any similar contract with its directors, shareholders or main employees with relevant positions in the casino, without the authorization of the Government.

THREE – The concessionaire shall not sign any contract with a commercial businessman by which he may assume management powers or the possibility of intervening in the management of the concessionaire, namely through “step in rights”, without the authorization of the Government.

Clause Thirty One

Assumption of risk

ONE – The concessionaire is committed to all the obligations and shall be fully and exclusively responsible for all risks inherent to the concession in what concerns its financial capacity and its financing, without prejudice of the provisions of clauses forty and seventy five.

DOIS – The grantee shall not be subject to any obligation, and does not assume any responsibility or risk, in what concerns the financing of the concessionaire.

Clause Thirty Two

Obtaining Financing

ONE – The concessionaire shall obtain the necessary financing for the timely and complete fulfilment of the obligations related to any aspect of its activity, investments and obligations to which it is contractually bound or that it may assume under the terms of the present concession contract, especially of the Investment Plan attached to the present concession contract.

TWO – The grantee shall not be held liable for any exceptions or means of defence that may result from contractual relationships established by the concessionaire with third parties, including financing entities and shareholders of the concessionaire, in order to obtain the financing referred in the previous paragraph.

Clause Thirty Three

Legal reserves

The concessionaire shall maintain the reserves legally required.

Clause Thirty Four

Special duty to cooperate

ONE – Without prejudice of the general duty to cooperate established in clause sixty seven, the concessionaire shall immediately submit to the Government any document, information or data that the Government may deem necessary to verify its continued financial capacity.

TWO – The concessionaire shall inform the Government, with the shortest possible delay, of any loans, mortgages, declarations of debt, guarantees or any other obligation contracted or to be contracted to finance any aspect of its activity, in the amount of MOP 8,000,000.00 (eight million patacas) or more.

THREE – The concessionaire shall send to the Government, with the shortest possible delay, authenticated copies of documents relating to any loans, mortgages, declarations of debt, guarantees or any other obligation contracted or to be contracted for the financing of any aspect of its activity.

FOUR – The concessionaire shall endeavour to obtain and submit to the Government a declaration subscribed by each one of its dominant partners, including its determinant and ultimate partner, in which they accept to comply with this special duty to cooperate and shall present any documents and supply any information, data, authorizations or proof that they may be asked for to that effect.

CHAPTER VII

Investment Plan

Clause Thirty Five

Investment Plan

ONE – The concessionaire shall carry out the Investment Plan attached to the present concession contract in the terms therein presented.

TWO – The concessionaire shall namely:

1)	Use skilled labour for all projects;

2)	Give preference, when contracting firms and workers for the execution of the projects referred to in the Investment Plan attached to the present concession contract, to those that permanently conduct business or are residents of the Macau Special Administrative Region;

3)	Respect, in the execution of the construction projects related to the projects referred to in the Investment Plan attached to the present concession contract, the technical norms and regulations in practice in the Macau Special Administrative Region, namely the Regulation on Foundations, approved by Decree-Law number 47/96/M of 26 August, and the Regulation for Safety and Work in the Structure of Buildings and Bridges, approved by Decree-Law number 56/96/M, of 16 September, as well as the specifications and homologation documents of official entities and the instructions of manufacturers or holders of patents;

4)	Document the projects referred to in the Investment Plan attached to the present concession contract, for the approval of the Direçáo dos Serviços de Solos, Obras Públicas e Transportes, hereinafter designated as DSSOPT, with a quality control handbook, prepared by an entity with proven experience in similar services and of the same type, whose technical competence is recognized and approved by this Direction, with a work plan and respective financial and execution chronograms, with samples of the most significant materials and the curricula of those responsible for each speciality, apart from all other documents foreseen in the legislation in force, namely Decree-Law number 79/85/M of August 21; and if the quality control handbook is not submitted or not approved, the concessionaire shall be committed to follow the quality control handbook prepared in the meantime by experts designated by the DSSOPT;

5)	Carry out the work in perfect conformity with the approved projects, in accordance with legal and regulatory norms in force and in accordance with internationally recognized standards for construction and supply of the same type, as well as in accordance with art rules;

6)	Respect deadlines in the construction and opening to the public of the projects referred to in the Investment Plan attached to the present concession contract;

7)	Use, for the carrying out of the plans referred in the Investment Plan attached to the present concession contract, materials, systems and equipment certified and approved by recognized entities and in accordance with international standards, generally accepted as having high international quality;

8)	Maintain the quality of all the plans referred to in the Investment Plan attached to the present concession contract, in accordance with high international standards of quality.

9)	Ensure that commercial businesses comprised in their premises have high international quality standards;

10)	Maintain a modern, efficient and high quality management, in accordance with high international quality standards;

11)

Inform the Government, with the shortest delay possible, of any and every situation that significantly alters or may alter, both in the construction phase of its premises and in the operation phase of any aspect of its activity, the normal progress of work, as well as of any structural or other anomaly in their premises, by means of a detailed and documented report of these situations, possibly comprising any contribution from outside sources of recognized competence and repute, also indicating any measures taken or to be taken in order to solve those situations.

THREE – The concessionaire is responsible towards the grantee and third parties for any damage caused by deficiencies, errors or serious omissions in the conception and dimension of the plans, the execution of construction work and maintenance inherent to the Investment Plan attached to the present concession contract that may be attributed to it.

FOUR – The Government may authorize the alteration of the deadlines referred to in paragraph 6) of number TWO, without the need to revise the present concession contract.

FIVE – The grantee shall facilitate the direct or indirect execution of the plans referred to in the Investment Plan attached to the present concession contract, by the concessionaire, in accordance with the terms of the law.

Clause Thirty Six

Alteration to the projects comprised in the Investment Plan

ONE – In the execution of the Investment Plan attached to the present concession contract, the Government may request any documentation or make alterations to the execution of these plans, to guarantee the fulfilment of the technical norms and regulations in force and the required quality standards.

TWO – The Government shall not make any alterations to the referred plans that would imply an increase in the global amount referred to in clause thirty nine.

Clause Thirty Seven

Inspection

ONE – The Government, namely through DSSOPT, shall oversee and inspect the construction work, namely the compliance with the work plan and the quality of materials, systems and equipment, in accordance with applicable legislation in regard to the requirements of the Investment Plan attached to the present concession contract.

TWO – The concessionaire shall be notified by this Direction on the appointment of the DSSOPT representatives to oversee and inspect the construction work; when the overseeing and inspection of the construction work is to be carried out by more than one representative, one will be appointed to be in charge.

THREE – The concessionaire shall deliver, for the purposes of number ONE, detailed monthly reports, in writing, showing the progress of the Investment Plan attached to the present concession contract. The said monthly reports shall include, at least:

1)	The most relevant events, number of employees, quantities of materials, systems and equipment involved;

2)	The work progress in relation to the work programme (progress control);

3)	Updates to the financial and execution chronograms;

4)	The requirements for plans, supplies, means to be used, materials, systems and equipment;

5)	The main measures taken to guarantee compliance with the work programme;

6)	Action to be taken to correct deviations.

FOUR – The concessionaire shall submit extraordinary reports, detailed and in writing, whenever deemed necessary, namely when the normal work progress related to the execution of the Investment Plan attached to the present concession contract may be jeopardized.

FIVE – The concessionaire shall submit, upon the request of the Government, within the established deadline, any documents, namely written and drawn relating to the Investment Plan attached to the present concession contract.

SIX – The concessionaire shall furthermore supply in addition to the documents mentioned in the previous paragraph, any clarification and information that may be requested.

SEVEN – If the Government has any doubts as to the quality of the work, it may require that tests be carried out, apart from those foreseen by the concessionaire, consulting the latter, if necessary, as to the rules of decision to be adopted.

EIGHT – The expenses incurred with the tests referred to in the previous paragraph and the correction of detected deficiencies will be paid by the concessionaire.

NINE – The orders and notifications related with technical aspects of the work may be addressed, by the Government, namely through DSSOPT, directly to the technical director of the site.

TEN – The technical director of the site must follow the work closely and be present at the site whenever so required.

ELEVEN – The Government, namely through DSSOPT, may suspend and embargo, under the terms of law, the work in progress whenever there is evidence of nonconformity with the plans approved, or violation of the legal rules and regulations applicable by law and by virtue of any contract.

TWELVE – The powers of inspection on the compliance with the requirements resulting from the present concession contract do not involve any responsibility on the part of the grantee for the execution of the construction work: the concessionaire is exclusively responsible for any defect or fault in the conception, execution or operation of the said works, except for those that may have resulted from a decision of the grantee.

Clause Thirty Eight

Contracting and subcontracting

Contracting and subcontracting of third parties does not exempt the concessionaire from its legal or contractual obligations.

Clause Thirty Nine

Allocation of the remaining value of the investments included in the

Investment Plan

If, on completion of the work of the Investments Plan attached to the present concession contract, the total value of the concessionaire’s direct or indirect expenses, is inferior to the global amount anticipated of MOP 4,000,000,000.00 (four thousand million patacas) for the investments described in the awarding proposal submitted by the concessionaire as bidder to the first public tender for the awarding of three concessions for the operation of games of chance or other games in casinos and included in the above mentioned Investments Plan, the concessionaire shall spend the remainder in projects related to its activity, to be indicated by the concessionaire and accepted by the Government, or in projects of relevant public interest for the Macau Special Administrative Region, to be indicated by the Government.

Clause Forty

Insurance

ONE – The concessionaire shall establish and keep up to date the insurance contracts that will guarantee an effective and comprehensive coverage of the risks inherent to the activities integrated in the concession. These insurance policies shall be contracted with authorized insurance companies operating in the Macau Special Administrative Region or if not feasible or too expensive for the concessionaire, with the Government’s authorization, with outside insurers,

TWO – The concessionaire shall, specifically, ensure that the following insurance contracts exist and are maintained in force:

1)	Insurance for work related accidents and professional illnesses;

2)	Third party liability insurance for all its vehicles;

3)	Third party liability insurance for ships, aircraft or other flying engines that are the property of the concessionaire or being used under the leasing system;

4)	Third party liability insurance for the posting of advertising materials;

5)	General third party liability insurance related to the operation of games of chance or other games in casinos in the Macau Special Administrative Region, as well as the development of other activities integrated in the concession and that are not covered by any other insurance policy;

6)	Insurance against damage to buildings, furniture, equipment and other goods allocated to the activities integrated in the concession;

7)	Insurance of buildings (all risks, including third party liability) covering any construction work of, or on, buildings related to the activities integrated in the concession;

THREE – The insurance coverage mentioned in 6) of the previous paragraph is to be of the multi-risk type, and shall cover at least, the following:

1)	Fire, lightning or explosion (whatever the nature);

2)	Rupture of pipes, spillage or overflowing of tanks, boilers, plumbing, tanks, toilettes or equipment for the transport of water;

3)	Floods, typhoons, tropical storms, volcanic eruptions, earthquakes or other convulsions of nature;

4)	Fall or clashing of aircraft or other flying engines or objects fallen or thrown from them;

5)	Vehicle crashes;

6)	Larceny or theft;

7)	Strikes, assaults, riots, disturbances of public order or other facts of a similar nature.

FOUR – The capital or the minimum limit to be insured, with reference to the insurance mentioned in TWO is the following:

1)	In accordance with legislation in force for the insurance foreseen in items 1) to 4);

2)	An amount to be determined by the Government for the insurance in item 5), taking into account, among other factors, the turnover of activities integrated in the concession and the accident rate of the previous year,

3)	Equal to the net value of the goods to be covered by the insurance under item 6), net value meaning the gross value minus accumulated depreciation;

4)	The value of the construction work for the insurance referred in item 7).

FIVE – the concessionaire shall further ensure that the entities they may contract have valid insurance against work related accidents and professional illnesses.

SIX – The concessionaire shall make proof, before the Government, of the existence and full validity of the insurance contracts, by submitting a copy of these at the time they are contracted and upon renovation.

SEVEN – The concessionaire shall not start any construction or work without previously submitting to the Government the copies referred to in the previous paragraph.

EIGHT – Except by Government authorization, the concessionaire may not cancel, suspend, modify or substitute any insurance contracts, except in the case of a mere change of insurance company, in which case the concessionaire shall inform the Government of the fact as soon as possible.

NINE – The Government may, at the concessionaire’s expense, and resorting to the bail deposited to guarantee the legal or contractual obligations of the concessionaire, directly pay the insurance, if the concessionaire has not done so.

CHAPTER VIII

ASSETS

Clause Forty One

Assets of the Macau Special Administrative Region

ONE – The concessionaire shall ensure the maintenance or replacement, in accordance to instructions of the DICJ, of the property/goods of the Macau Special Administrative Region that may be allocated to the operation of the concession through the temporary transfer of its use, fruition and utilization.

TWO – The concessionaire shall ensure the maintenance of the land, grounds or natural resources, whose management is the responsibility of the Government, under the terms of article 7 of the Basic Law of the Macau Special Administrative Region, and that have been or may be allocated to the operation of the concession, either by rental or by concession.

Clause Forty Two

Other assets

ONE – The casinos, as well as the equipment and all utensils pertaining to the games, must be located in the concessionaire’s premises, and no expenses or encumbering may fall on the casinos, equipment and utensils, except with the Government’s authorization.

TWO – In spite of the authorization referred to in the previous paragraph, the concessionaire shall ensure that the casinos, as well as the equipment and utensils pertaining to the games, even if located outside these, are free of any expense or onus at the time the concession terminates.

THREE – Except by Government authorization, the casinos may not be located in buildings, the use and fruition of which are entitled by leasing contracts, whatever their nature, or any other type of contract that does not confer to the concessionaire total property rights, even if atypical; the said authorization may namely impose the condition, in order to allow the reversal of the casinos to the Macau Special Administrative Region, that the concessionaire acquire the independent units where the casinos are located, up until one hundred and eighty days before the date foreseen in number ONE of clause forty three, except if the concession becomes extinct before that date, in which the acquisition must take place in the shortest possible period of time.

FOUR – When duly authorized, the concessionaire shall submit to the Government, a copy of the contracts referred to in the previous paragraph, as well as all the alterations and changes, even if retroactive.

FIVE – The concessionaire shall locate all its casinos in buildings or groups of buildings, even though they may constitute a single economic and functional unit, established as horizontal property, so that they are integrated in one or more independent units, with areas perfectly identified and defined.

SIX – For purposes of the previous paragraph, the concessionaire shall submit to the government, with the shortest possible delay, a certificate of the real estate registry in relation to the constitution of horizontal property, which shall include the specifications of all independent units, together with a blueprint where the respective areas are defined and marked.

SEVEN – The concessionaire shall register any alteration to the constitution deed for the horizontal property, submitting to the Government, through the DSF, as soon as possible, the respective real estate registry certificate.

EIGHT – The concessionaire shall furthermore submit for the approval of the Government the regulation of the condominium relating to the horizontal property.

Clause Forty Three

Reversal of the casinos and equipment and utensils allocated to the games

ONE – On the 26th day of June two thousand and twenty two, except if the concession becomes extinct before that date, the casinos, as well as the equipment and utensils pertaining to the games, even though they may be placed outside these, shall revert cost-free and automatically to the grantee, and the concessionaire shall surrender them in perfect working order, without prejudice of the normal wear and tear resulting from the operation of the present concession contract, and free of any onus or charge.

TWO – The concessionaire shall immediately deliver the property referred to in the previous paragraph.

THREE – If the concessionaire does not immediately surrender the property referred to in ONE, the Government shall take immediate administrative possession of same, the expenses being paid for out of the bail to guarantee the compliance with the legal or contractual obligations of the concessionaire.

FOUR – When the concession terminates, the Government shall inspect the property referred to in clauses Forty One and Forty Two, in the presence of the representatives of the concessionaire, in order to ascertain the condition and maintenance of the mentioned property and a report shall be prepared.

FIVE – Should the dissolution or liquidation of the concessionaire occur, the distribution of its estate cannot be effected until the Government certifies, through the mandatory inventory mentioned in the next clause, that the property to be reverted is in perfect order and working condition, or until there is assurance, by means of a guarantee accepted by the Government, of payment of any amounts due to the grantee, by way of indemnity or any other title.

SIX – The ruling in the last part of number ONE does not preclude the normal renovation of equipment and utensils pertaining to the games.

Clause Forty Four

Inventory of property allocated to the concession

ONE – The concessionaire shall prepare, in triplicate, and maintain updated, the inventory of all goods and rights pertaining to the Macau Special Administrative Region for the use of the concession, as well as all property that shall revert to the Macau Special Administrative Region, and shall annually and prior to the thirty first of May, update the maps corresponding to alterations that have taken place and send them to the DICJ and the DSF.

TWO – In the year of the final term of the concession, it is mandatory that the above-described inventory be prepared sixty days before termination.

THREE – In other cases of extinction of the concession, the inventory referred in ONE shall take place at a date and time determined by the Government.

Clause Forty Five

Improvements

The improvements that, for any reason, are done to the property referred to in clause Forty One, as well as to the property reverting to the grantee, do not entitle the concessionaire to any compensation or indemnity.

Clause Forty Six

Granting of land for the use of the concessionaire

ONE – The system of granting of land for the use of the concessionaire, namely for the operation of the concession, is established in the respective land granting contract.

TWO – The clauses of the land granting contract to be signed by the Government and the concessionaire are subject to the conditions of the present concession contract, in what is applicable.

CHAPTER IX

Premium

Clause Forty Seven

Premium

ONE – The concessionaire shall pay the Macau Special Administrative Region an annual premium, for the term of the concession, as payment for the awarding of a concession for the operation of games of chance or other games in casinos.

TWO – The amount of the annual premium to be paid by the concessionaire is composed of a fixed and a variable portion.

THREE – The amount of the fixed portion of the premium to be paid by the concessionaire is, under the terms of Dispatch number 215/2001 of the Chief Executive, of MOP 30,000,000.00 (thirty million patacas) per year.

FOUR – The amount of the variable part of the premium to be paid annually by the concessionaire shall be calculated based on the number of gaming tables and electric or mechanical machines, including “slot machines”, operated by same.

FIVE – For the purposes of the previous number:

1)	For each gaming table reserved for particular games and players, namely operated in a special area or room, the concessionaire shall pay, per year, MOP 300,000,00 (three hundred thousand patacas).

2)	For each gaming table non-reserved for particular games and players, the concessionaire shall pay, per year, MOP 150,000,00 (one hundred and fifty thousand patacas);

3)	For each electric or mechanic gaming machine, including “slot machines”, operated by the concessionaire, the concessionaire shall pay, per year, MOP 1,000.00 (one thousand patacas).

SIX – Apart from the number of gaming tables that the concessionaire operates at a given time, the amount of the variable portion of the premium cannot be less than the amount that would result from the permanent operation of 100 (one hundred) gaming tables reserved for particular games and players, namely operated in gaming rooms or special areas, and 100 (one hundred) gaming tables non-reserved for particular games and players.

SEVEN – The concessionaire shall pay the amount of the fixed portion of the premium, up until the tenth day of the month of January of the year to which it refers: payment in monthly instalments is possible at the discretion of the Government.

EIGHT – The concessionaire shall pay monthly, up until the tenth day of the month following that to which it refers, the amount of the variable portion of the premium referring to the gaming tables, electric or mechanic gaming machines, including “slot machines” that it operated during the previous month.

NINE – For purposes of the calculation of the amount of the variable part of the premium referred in the previous number, consideration is given to the number of days that in a given month each gaming table and each electric or mechanic gaming machine, including “slot machines”, was operated by the concessionaire.

TEN – The payment of the premium is carried out by submitting the respective payment invoice in the Receiving section of the Finance Department of the Macau Special Administrative Region.

Chapter X

Contributions under paragraphs 7) and 8) of article 22 of Law number 16/2001

Clause Forty Eight

Contribution under paragraph 7) of article 22 of Law number 16/2001

ONE – The concessionaire shall pay to the grantee a contribution corresponding to 1.6% (one point six percent) of the gross revenues of the gaming operation, that will be made available to a public foundation for the promotion, development and study of social, cultural, economic, educational, scientific, academic and charity activities, to be indicated by the Government.

TWO – The contribution referred above is paid monthly by the concessionaire, prior to the tenth day of the month following that to which it relates, by submission of the respective payment invoice in the Receiving section of the Finance Department of the Macau Special Administrative Region.

THREE – The contribution referred in number ONE will be the object of a special budget record by the grantee.

Clause Forty Nine

Contribution under item 8) of article 22 of Law number 16/2001

ONE – The concessionaire undertakes to pay the grantee a contribution corresponding to 2.4% (two point four percent) of the gross revenues of the gaming operation, to be used for urban development, tourist promotion and the social security of the Macau Special Administrative Region.

TWO – The contribution mentioned in the previous paragraph is paid monthly by the concessionaire until the tenth day of the month following that to which it relates, by submitting the respective payment invoice in the Receiving Section of the Finance Department of the Macau Special Administrative Region.

THREE – The contribution referred to in number ONE will be the subject to a special budget record by the grantee.

FOUR – The Government may appoint one or more projects or one or more entities as beneficiaries of the allocation of part the amounts paid.

FIVE – The Government and the concessionaire may agree to allocate, to one or more entities or one or more projects, funds, up to the maximum amount of 1.2% (one point two) of the gross revenue of the gaming operations, in such case the concessionaire may allocate directly the funds to such entities or projects, in which case the amount of the contribution referred to in ONE to be submitted to the Receiving Section of the Finance Department of the Macau Special Administrative Region, will be reduced accordingly.

CHAPTER XI

Fiscal obligations and submission of documents

Clause 50

Special gaming tax

ONE – The concessionaire shall pay the Macau Special Administrative Region the special gaming tax established by law, which shall be paid in duodecimals, by a monthly remittance to the Government up to the tenth day of the month following that to which it refers.

TWO – The payment of the special gaming tax may be effected in patacas or in a currency accepted by the Government.

THREE – The payment of the special gaming tax in patacas is made directly to the Treasury of the Macau Special Administrative Region.

FOUR – The payment of the special gaming tax in currency accepted by the Government is made by means of remittance of that currency to the Macau Monetary Authority who will place the corresponding amount in patacas at the order of the Treasury of the Macau Special Administrative Region.

Clause Fifty One

Tax withholding

ONE – The concessionaire shall withhold, on a definitive basis, the legally established tax on commissions and other remunerations paid to game promoters, submitting the respective amounts monthly, up to the tenth day of the month following that to which it refers, to the Receiving section of the Finance Department of the Macau Special Administrative Region.

TWO – The concessionaire shall withhold, on a definitive basis, the legally established income tax for workers, submitting the respective amounts monthly, up to the tenth day of the month following that to which it refers, at the Receiving section of the Finance Department of the Macau Special Administrative Region, in accordance with the law.

Clause Fifty Two

Payment of other taxes, contributions, rates or emoluments due

The concessionaire shall pay other taxes, contributions, rates or emoluments due in accordance with the legislation of the Macau Special Administrative Region from which it has not been exempted.

Clause Fifty Three

Document proving the non-existence of debts to the Treasury of the Macau

Special Administrative Region

ONE – The concessionaire shall supply to the Government annually, until the thirty first of March, a certificate issued by the DSF, referred to the previous year, confirming that the concessionaire has no debts to the Treasury of the Macau Special Administrative Region, for contributions and taxes, fines or accruals being including in this concept the interest on deferred payments and the 3% of debts.

TWO – The concessionaire shall furthermore supply to the Government, annually and up to thirty first of March, a document referred to the previous year, describing the fiscal situation of its executive director, the members of its governing bodies and of its shareholders holding 5% or more of its capital stock.

Clause Fifty Four

Document proving the non-existence of debts to the Social Security of the

Macau Special Administrative Region

The concessionaire shall supply the Government annually, until the thirty first of March, a certificate issued by the Social Security Fund of the Macau Special Administrative Region confirming that the concessionaire has its payments to the Social Security Fund of the Macau Special Administrative Region in order.

Clause Fifty Five

Furnishing of information

ONE – The concessionaire shall submit to the Government every quarter, until the last day of the month following the end of the respective quarter, its trial balance relating to the previous quarter, except for the last quarter of each year that is sent until the last day of the month of February of the following year.

TWO – The concessionaire shall also submit to the Government, until thirty days before the date of the annual general meeting to approve the accounts, the following elements:

1)	The set of accounting and statistic maps referring to the previous fiscal year;

2)	The full names, in all possible versions, of those who, during the respective year were part of management and fiscal boards, of the appointed attorneys, as well as of the person responsible for the accounts department; and

3)	A copy of the annual report of the board of directors, together with the report of the audit board and of the external auditors.

Clause Fifty Six

Accounting and internal control

ONE – The concessionaire shall have its own accounting, a sound administrative organization and adequate control procedures, and shall follow, as to these matters, the instructions issued by the government, namely through the DICJ or the DSF.

TWO – In the format and rendering of the accounts, the concessionaire shall solely follow the criteria of the Official Accounting Plan in effect in the Macau Special Administrative Region, without prejudice of the Head of the Executive, by proposal of the director of the DICJ or the director of the DSF, eventually making mandatory the existence of certain books, documents or other accounting elements, as well as determining the criteria to be adopted by the concessionaire in the accounting records of its operations and the observance of special norms in their preparation or presentation.

Clause Fifty Seven

External audit of annual accounts

The concessionaire shall carry out an annual audit to its accounts, conducted by an external independent agent of recognized international repute, previously accepted by the DICJ and the DSF, supplying in advance all the necessary documentation, namely that referred in article 34 of Law number 16/2001.

Clause Fifty Eight

Extraordinary Audits

The concessionaire shall at any moment, with or without advance notice, accept extraordinary audits, carried out by an external independent agent of recognized international repute or by another entity, as and when the DICJ or the DSF deem it necessary or convenient.

Clause Fifty Nine

Mandatory publications

ONE – The concessionaire is committed to annually publishing, until the thirtieth of April, and in relation to the previous fiscal year ended at the thirty first of December, in the Official Gazette of the Macau Special Administrative Region, and in two of the most widely read newspapers of the Macau Special Administrative Region, one being necessarily in the Chinese language and the other in the Portuguese language, the following information:

1)	Balance sheet, statement of results and attachments;

2)	Summary of the activity report;

3)	Report of the fiscal board

4)	Summary of the external auditors’ report

5)	List of qualified shareholders, holding 5% or more of the capital stock, in any period of the year, with indication of the respective percentage value; and

6)	The names of the members of the governing bodies.

TWO – The concessionaire shall submit to the Government, a copy of all the elements referred in the previous paragraph, and of other elements for publication, which is required by the concession system referred to in clause six, with the minimum advance often days prior to the date of publication.

Clause Sixty

Special duty of cooperation

Without prejudice of the general duty to cooperate contemplated in clause sixty seven, the concessionaire shall cooperate with the Government, namely with the DICJ and the DSF as to the supply of elements and information that may be solicited by them, and as to the analysis or inspection of its accounts, holding extraordinary audits and, in general, as to the duties entailed by the concession system referred to in clause six.

CHAPTER XII

Guarantees

Clause Sixty One

Bail as guarantee of fulfilment of the legal or contractual obligations of the concessionaire

ONE – The bail, as guarantee of the fulfilment of the legal or contractual obligations of the concessionaire may be given in any one of the forms legally contemplated, as long as accepted by the Government.

TWO – The concessionaire shall maintain, in favour of the Government, the first demand autonomous bank guarantee, issued by the Banco Nacional Ultramarino, S.A. to guarantee:

1)	the exact and timely fulfilment of the legal or contractual obligations to which the concessionaire is bound;

2)	the exact and timely payment of the premium that the concessionaire is committed to pay for Macau Special Administrative Region under clause Forty Seven;

3)	the payment of fines or other pecuniary penalties that may be levied on the concessionaire by reason of legal ruling or of any clause in the present concession contract;

4)	the payment of any indemnity resulting from contractual responsibility for damage suffered and failed income due to the total or partial non-compliance of the obligations to which the concessionaire is bound by the present concession contract.

THREE – The concessionaire shall maintain in favour of the Government, the autonomous bank guarantee referred in the previous paragraph in the maximum value of MOP 700,000,000.00 (seven hundred million patacas) from the signing of the present concession contract until the thirty first of March of the year two thousand and seven, and with the maximum value of MOP 300,000,000.00 (three hundred million patacas) from the first of April of the year two thousand and seven until one hundred and eighty days after the term of the concession contract.

FOUR – The concessionaire shall make every effort to fulfil all necessary obligations to maintain in effect the autonomous guarantee referred in number TWO.

FIVE – The Government may resort to the autonomous bank guarantee referred in number TWO, independent of any prior judicial decision, whenever the concessionaire does not fulfil any of the legal or contractual obligations to which it is bound, does not proceed to effect exact and timely payment of the premiums to which it is bound, does not pay nor contest within the legal time limit the fines or other pecuniary penalties that have been levied by reason of legal ruling or clause of the present concession contract; the Government may also resort to the autonomous bank guarantee referred in number TWO if there is cause for payment of any indemnity resulting from contractual responsibility for suffered damage and failed income resulting from the total or partly non-fulfilment of the obligations to which the concessionaire is bound by the present concession contract.

SIX – Whenever the Government resorts to the autonomous bank guarantee referred in number TWO, the concessionaire shall take all the necessary steps to reinstate its full effect, within 15 days from the date of notification of the fact.

SEVEN – The autonomous bank guarantee referred to in number TWO may only be cancelled by means of Government authorization.

EIGHT – The Government may authorize the alteration of the terms or conditions referred in numbers THREE to SIX, as well as authorize the substitution of the autonomous bank guarantee referred in number TWO by another form legally accepted for the posting of bail as guarantee of fulfilment of the legal or contractual obligations of the concessionaire.

NINE – The costs incurred with the issue, maintaining and cancellation of bail as a guarantee of fulfilment of the legal or contractual obligations of the concessionaire are borne entirely by the concessionaire.

Clause Sixty Two

Specific bank guarantee for guarantee of the payment of the special gaming tax

ONE – The concessionaire shall produce, on demand by the Government under number 5 of article 27 of Law number 16/2001, if there is justified concern that the concessionaire may not pay the probable monthly amounts of the special gaming tax, within the deadline and under the terms, conditions and amounts to be established by the Government, a special autonomous bank guarantee, on first demand, issued in favour of the Government to guarantee the payment of those same amounts.

TWO – The terms and conditions of the autonomous bank guarantee referred to in the previous paragraph may not be altered without Government authorization, the concessionaire being bound to fulfil all the obligations that result or may result from maintaining in effect the guarantee in the exact terms in which it was given.

THREE – The Government may resort to the autonomous bank guarantee referred in number ONE, independently of any previous judicial decision, whenever the concessionaire does not pay the special gaming tax owed to the grantee under the terms of the law and the present concession contract.

FOUR – Whenever the Government resorts to the autonomous bank guarantee referred in number ONE, the concessionaire shall take, within 15 days counting from the date of notification of the fact, all the necessary steps to reinstate its full effect.

FIVE – The autonomous bank guarantee referred to in number ONE may only be cancelled by the concessionaire one hundred and eighty days after the end of the concession and with Government authorization.

SIX – The costs incurred with the issue, maintaining and cancellation of the bail of the autonomous bank guarantee referred in number ONE are borne entirely by the concessionaire.

Clause Sixty Three

Other Guarantees

The autonomous bank guarantee referred in number TWO of clause sixty one includes the guarantees established in number 3 of article 20 and in item 2 of article 22 of the Law number 16/2001 and on numbers 1 and 2 of article 84 of the Administrative Rule number 26/2001.

CHAPTER XIII

Inspection of fulfilment of the concessionaire’s obligations

Clause Sixty Four

Inspection, supervision and monitoring by the Government

ONE – The power to inspect, supervise and monitor the fulfilment of the obligations of the concessionaire is exercised by the Government, namely through the DICJ and the DSF.

TWO – For all purposes the concessionaire shall, whenever so required by the Government and without need of advance notice, offer the Government, or any other entity appointed by the Government and duly mandated to that effect and identified, free access to any part of its premises, as well as free access to examine its accounting or bookkeeping, including any transactions, books, minutes, accounts and other registers or documents, statistics and registers of management used, supplying the Government or the entity appointed, with photocopies of what they may consider necessary.

THREE – The concessionaire shall abide by and comply with the determinations of the Government issued within the scope of its powers of inspection and verification, namely the instructions of the DICJ, including those relating to an eventual suspension of the operations in casinos and other gaming areas.

FOUR – The operation of the concession is subject to the permanent verification and inspection of the DICJ under the terms of applicable legislation.

Clause Sixty Five

Daily inspection of the gross revenues of the game operation

The concessionaire is subject to daily inspection, by the Government, through the DICJ, of its gross revenues from the game operation, in accordance with legal terms.

CHAPTER XIV

General duty to cooperate

Clause Sixty Six

General duty of the Government to cooperate

The Government shall cooperate with the concessionaire thus allowing it fulfil its legal and contractual obligations.

Clause Sixty Seven

General duty of the Concessionaire to cooperate

For purposes of the provisions of the present concession contract, the concessionaire shall cooperate with the Government, producing any documents and giving any information, data, authorizations or proof that may be solicited.

CHAPTER XV

Other duties of the concessionaire

Clause Sixty Eight

Operation of the casinos and other premises and annexes

The concessionaire shall keep in normal operation all areas of the casinos and other premises and annexes that are used for the operation of the concession and for the uses for which they are intended or authorized.

Clause Sixty Nine

General duties of the concessionaire

ONE – It is the special obligation of the concessionaire to promote and demand from all entities that may be contracted for the development of activities integrated in the concession, the observance of all rules of good organization and functioning, and the special measures related to the patrons of its casinos and other game zones and of its workers and other persons therein holding working positions.

TWO – The concessionaire undertakes to contract, for the prosecution of the activities integrated in the concession, entities duly licensed and authorized, with the necessary technical and professional qualifications.

Clause Seventy

Other Government authorizations

Government authorization is required for the replacement, cancellation or change of proof documents and registers related to the activity of the concessionaire or to the acquisition of equipment and materials for the games.

Clause Seventy One

Government authorizations and approvals

The authorizations and approval of the Government, and their possible refusals, do not exonerate the concessionaire from the timely fulfilment of the obligations assumed under the present concession contract, neither do they imply, on the part of the Government, of any responsibilities except when its acts have caused expenses or special and abnormal damage to the concessionaire.

CHAPTER XVI

Responsibility of the concessionaire

Clause Seventy Two

Civil liability to the grantee

The concessionaire is responsible towards the grantee for damage resulting from the total or partial non-fulfilment of its contractual obligations, due to facts it may be held responsible for.

Clause Seventy Three

Exoneration of the grantee in the extra-contractual responsibility of the concessionaire toward third parties

ONE – The grantee shall not take or share any responsibility that may arise for the concessionaire from acts carried out by it or at its request that involve or might involve civil liability or any other.

TWO – The concessionaire will furthermore answer, under the general relationship of consigner-commissioner, for damages caused by entities it has contracted for the operation of the activities that integrate the concession.

CHAPTER XVII

Subjective changes to the concession

Clause Seventy Four

Cession of contractual position, burden, transfer and alienation

ONE – The concessionaire shall not cede, transfer, alienate or in any way burden, in total or in part, in express or tacit form, formally or informally, the operation of a casino or a gaming area or make any juridical deal that has the same result, except with Government authorization.

TWO – An action carried out in violation of the rulings of the previous paragraph, and without prejudice of other applicable sanctions or penalties, entails the payment to the Macau Special Administrative Region, of the following penal clauses:

•	in the case of cession, transfer or alienation, as a whole – MOP 1,000,000,000.00 (one thousand million patacas);

•	in the case of cession, transfer or alienation, as a part – MOP 500,000,000.00 (five hundred million patacas);

•	in the case of encumbering, in total or in part – MOP 300,000,000.00 (three hundred million patacas).

THREE – The request for authorization referred in number ONE must be supported by all the necessary documents and the indication of all the details of the juridical deal that the concessionaire wishes to effect, without prejudice of the Government soliciting additional documents, data or information.

Clause Seventy Five

Sub-concession

ONE – The concessionaire, except with Government authorization, undertakes the obligation not to grant a sub-concession, in all or in part, or make any juridical deal that has the same result.

TWO – An action carried out in violation of the rulings of the previous paragraph, and without prejudice of other applicable sanctions or penalties, entails the payment, to the Macau Special Administrative Region, of the following penal clauses:

•	In the case of sub-concession, as whole – MOP 500,000,000.00 (five hundred million patacas);

•	In the case of sub-concession, as a part – MOP 300,000,000.00 (three hundred million patacas);

THREE – For the purposes of the authorization referred in number ONE, the concessionaire shall advise the Government of its intention to sub-concede, supplying all details that the Government may deem necessary, including all the correspondence exchanged between the concessionaire and the entity with whom it wishes to contract.

FOUR – The sub-concession does not exonerate the concessionaire from the legal or contractual obligations to which it is bound, except if, and in accordance with the terms of Government authorization, being further subsidiarily responsible before the Macau Special Administrative Region, independent of guilt, for damages resulting from the non-compliance with the total or part of the contractual obligations of the sub-concessionaire, owing to facts that may be attributed to it, benefiting from the “privilege of exhaustion of remedies”.

CHAPTER XVIII

Non-fulfilment of contract

Clause Seventy Six

Non-fulfilment of contract

ONE – Without prejudice of the rulings in clauses seventy seven and seventy eight, the non-fulfilment attributable to the concessionaire of the duties and obligations resulting from the present concession contract, or from Government determinations, shall subject the concessionaire to the sanctions or penalties legally or contractually foreseen.

TWO – The concessionaire is exonerated from the responsibility referred to in the previous chapter in cases of force majeure or other events that clearly cannot be attributed to it, but only if the timely and total fulfilment has in fact been hindered.

THREE – The only cases considered of force majeure, with the consequences described in the next paragraph, are the unpredictable and irresistible events, exterior to the concessionaire, the effects of which are independent of the will or the personal circumstances of the concessionaire, namely acts of war, terrorism, disturbances of the public order, epidemics, atomic radiations, fire, lightning, serious flooding, cyclones, tropical storms, earthquakes and other natural cataclysms that directly affect the activities integrated in the concession.

FOUR – The concessionaire shall immediately advise the Government of any case of force majeure, and indicate, as soon as possible the obligations resulting from the present concession contract that it cannot fulfil due to the occurrence, and also, if it be the case, the measures it wishes to implement to reduce the impact of the said event and/or normalize the fulfilment of those obligations.

FIVE – In any of the cases referred in number THREE, the concessionaire shall reconstruct and/or restore the damaged property to its previous condition, as soon as possible, reinstating the management and operation of the games of chance or other games in casinos; should the concessionaire have no economic interest in the reconstruction and/or restoring of the referred property, it shall transfer to the grantee the amount of the insurance.

CHAPTER XIX

Extinction and suspension of the concession

Clause Seventy Seven

Termination by mutual agreement

ONE – The Government and the concessionaire may, at any moment, terminate the present concession contract of by mutual agreement.

TWO – The concessionaire shall be fully responsible for the cessation of the effects of any contracts of which it is part, and the grantee shall not be responsible for anything in this matter, unless otherwise established.

Clause Seventy Eight

Redemption

ONE – Unless otherwise legally established, the Government may, as from the fifteenth year of the concession, redeem it, by notifying the concessionaire by registered letter, with receipt notice, at least one year in advance.

TWO – Through the redemption, the grantee assumes all the rights and obligations of the concessionaire resulting from juridical deals validly contracted by it before the date of the notification referred to in the previous paragraph.

THREE – The obligations contracted by the concessionaire by virtue of the contracts it has signed after the notification referred in number ONE, shall only be assumed by the grantee if those contracts were, prior to their celebration, authorized by the Government.

FOUR – The assumption by the grantee of the obligations contracted by the concessionaire is made without prejudice of the right of regression for the obligations contracted by the concessionaire that exceed the normal management of the concession.

FIVE – Once the concession is redeemed, the concessionaire is entitled to a fair and equitable compensation corresponding to the losses resulting from the redemption of the Resort-Hotel-Casino referred in the Investment Plan annexed to the present contract. The amount of compensation shall be equal to the earnings of the Resort-Hotel-Casino referred in the Investment Plan annexed to the present contract before interest, depreciation and amortization for the fiscal year immediately preceding the date the redemption is declared, multiplied by the number of years remaining on the term of the concession contract.

Clause Seventy Nine

Sequestration

ONE – When the cessation or interruption occur or are imminent, as a whole or in part of the operation of the concession by the concessionaire, not authorized and not due to case of force majeure, or if there are serious disturbances or deficiencies in the organization and management of the concessionaire or in the general conditions of the installations and equipment, susceptible of compromising the regular operation of the concession, the Government may replace the concessionaire, directly or by resorting to third parties, ensuring the operation of the concession and promoting the necessary measures to ensure the objective of the present concession contract, for the duration of the cessation or interruption or if the disturbances and deficiencies continue.

TWO – During the sequestration, the expenditures necessary for the maintenance and normalization of the operation of the concession are charged to the concessionaire, and the Government may, to that effect, resort to the bail to fulfil the legal or contractual obligations and to the guarantee posted by the dominant partner of the concessionaire.

THREE – As soon as the reasons for the sequestration are over and the Government judges it appropriate, the concessionaire is notified to resume, within a time limit that will be fixed, the normal operation of the concession.

FOUR – If the concessionaire does not want to or cannot resume the operation of the concession or if, having done so, the serious disturbances or deficiencies in its organization and operation continue to exist, the Government may declare the unilateral rescission for non-fulfilment of the present concession contract.

Clause Eighty

Unilateral rescission for non-fulfilment

ONE – The Government may terminate the concession, by means of unilateral rescission for non-fulfilment of the present concession contract, in case of non-fulfilment of the fundamental obligations by which the concessionaire is legally or contractually bound.

TWO – Reasons for unilateral rescission of the present concession contract are, specifically:

1)	The deviation from the objective of the concession, either by operating non- authorized games, or by carrying out activities that are excluded from the corporate purpose of the concessionaire;

2)	The abandonment of the operation of the concession or its unjustified suspension for a period of more than 7 consecutive days or 14 interpolate days within one calendar year;

3)	The transmission, in total or in part of the operation, temporarily or definitively, effected in disrespect of what is established in the concession system as referred to in clause Six;

4)	The default in payment of taxes, premiums, contributions or other retributions foreseen in the concession system as referred to in clause Six owed to the grantee and not impugned within the legal period;

5)	The refusal or impossibility of the concessionaire to resume the concession under the terms of number FOUR of the previous clause, or when, having done so, the reasons for the sequestration continue to exist;

6)	The reiterated opposition to the supervision and inspection or repeated disobedience of the determinations of the Government, namely through the directions of the DICJ;

7)	The systematic non-observance of fundamental obligations foreseen in the concession system as referred to in clause Six;

8)	The default on payment or reinforcement of the bails or guarantees foreseen in the present concession contract under the terms and within the deadlines established;

9)	The bankruptcy or insolvency of the concessionaire;

10)	The practice of serious fraudulent activity, damaging to the public interest;

11)	The serious and reiterated violation of the rules of operation for the practice of games of chance or other games in casinos or of the integrity of the games of chance or other games in casinos.

THREE – Without prejudice of the provisions of clause Eighty Three, and in the presence of one of the situations referred to in the previous paragraph or any other that, under the terms of the present clause, may motivate the unilateral rescission for non-fulfilment of the concession contract, the Government shall notify the concessionaire to, within an established deadline, fully comply with its obligations and correct, or repair the consequences of its acts, except if it is the case of a non-reparable violation.

FOUR – If the concessionaire does not fulfil its obligations or does not correct or repair the consequences of its acts, in the terms determined by the Government, the Government may unilaterally rescind the present concession contract by communicating this fact to the concessionaire, and also may notify in writing, the entities who guaranteed the financing of the investments and obligations assumed by the concessionaire, under the terms and for the purposes established in the concession system as referred to in clause Six, relative to financial capacity.

FIVE – The communication to the concessionaire of the decision to rescind referred to in the previous paragraph takes immediate effect, independent of any other formality.

SIX – In the case of well-founded urgency that cannot accommodate the delays of the process of solving the non-fulfilment foreseen in number THREE, the Government may, without prejudice of the observance of that process and the observance of the provisions of number FOUR, proceed immediately with the sequestration of the concession under the terms defined in the previous clause.

SEVEN – The unilateral rescission for non-fulfilment of the present concession contract, under the terms of the present clause, gives rise to a duty to compensate, on the part of the concessionaire, and the compensation shall be calculated in accordance with the general terms of the Law.

EIGHT – The unilateral rescission for non-fulfilment of the present concession contract entails the immediate and gratuitous reversion of its casinos to the grantee, as well as the equipment and utensils pertaining to the games even if located elsewhere.

Clause Eighty One

Termination

ONE – The present concession contract terminates on the date of the final term of the concession foreseen in clause Eight and the contractual relationship between the Parties shall end, without prejudice of the clauses of the present concession contract that shall continue beyond the end of the concession.

TWO – When there is a termination in accordance with the terms of the previous paragraph, the concessionaire shall be fully responsible for the cessation of the effects of any contract of which it is part, and the grantee shall not assume any responsibility in that matter.

CHAPTER XX

Revisions and alterations to the contract

Clause Eighty Two

Revisions to the concession contract

ONE – The present concession contract may be revised after negotiations between the Government and the concessionaire, in accordance with the terms of the law.

TWO – The revision of the present concession contract, as well as any addenda to the same, observes the formalities foreseen in article 91 of Administrative Rule number 26/2001.

CHAPTER XXI

Pre-contentious phase

Clause Eight Three

Consultations in pre-contentious phase

ONE – The Parties shall effect consultations whenever there is a question or difference of opinion between them as to validity, application, execution, interpretation or integration of rules by which the present concession contract is governed.

TWO – The questions that arise do not exonerate the concessionaire from the timely and total fulfilment of the conditions of the present concession contract and the determinations of the Government that, within its scope, are issued, neither does it permit any interruption of the carrying out of any aspect of its activity, that shall continue to take place under the conditions established at the time the question is submitted.

THREE – The provisions of the previous paragraph relating to the compliance with Government determinations by the concessionaire is applicable also to successive determinations on the same matter, even if issued after the date of the beginning of consultations, as long as the first of these successive determinations was communicated to the concessionaire prior to that date.

CHAPTER XXII

Final provisions

Clause Eighty Four

Obtaining licenses, permits or authorizations

ONE – The present concession contract does not exempt the concessionaire from petitioning, paying costs for and/or make the effort to obtain all the licences or authorizations necessary to carry out any aspect of its activity or fulfilling the obligations foreseen in the present concession contract, as well as observing and fulfilling all the requisites necessary for obtaining and maintaining them valid.

TWO – The concessionaire must immediately inform the Government should any licences or authorizations referred to in the previous paragraph be withdrawn, terminated, suspended or revoked for any reason, or its effect ceased to be operative, indicating at the same time the measures it has taken or will take in order to recover or reactivate such licences, or authorizations.

THREE – No clause of the present concession contract may be considered as a replacement to the need to obtain any license, or authorization legally or contractually foreseen.

Clause Eighty Five

Rights to industrial and intellectual property

ONE – The concessionaire shall respect, in the course of its activity, the rights to industrial and intellectual property, in accordance with the terms in force in the Macau Special Administrative Region, and the effects that may result from the violation of these rights shall be of the exclusive responsibility of the concessionaire.

TWO – The licenses or authorizations granted to the concessionaire, namely those relating to compliance with the Investment Plan attached to the present concession contract, presuppose that all rights of industrial and intellectual property have been respected by the concessionaire.

THREE – The concessionaire shall gratuitously cede to the grantee all its studies, projects, plans, blueprints, documents and other materials, of whatever nature that may prove useful to the functions attributed to the latter, under the terms of the present concession contract, or for the exercise of the rights to which it is entitled under the terms of the same.

FOUR – In answer to the grantee’s request, the concessionaire shall prepare any type of document or declaration, to confirm or register the rights referred to in the previous paragraph.

FIVE – Should the concessionaire not solve any dispute existing with third parties in relation to eventual violations of the rights of industrial or intellectual property attributed or to be attributed to the grantee under the terms of the present clause, the grantee may always act in their defence for which the concessionaire shall give all the assistance that may be required.

Clause Eighty Six

Notifications, communications, notices, authorizations and approvals

ONE – the notifications, communications, notices, authorizations and approvals referred to in the present concession contract, unless otherwise determined, will be made in writing and be forwarded:

1)	by hand, as long as covered by register;

2)	by telefax, as long as covered by transmission receipt;

3)	by mail, registered and with receipt notice.

TWO – Authorizations to be granted by the Government must always be in advance, and may establish conditions.

THREE – The lack of answer to a request for authorization and approval, or any other solicitation, expressed by the concessionaire, has the effect of refusal.

FOUR – For the purposes of the present concession contract, the following addresses and telefax numbers shall be considered as the permanent addresses the Parties:

Government of the Macau Special Administrative Region:

Direcção de Inspecção e Coordenação de Jogos

Avenida da Praia Grande, numbers 762-804, “China Plaza” building, 21st floor,

Macau

Fax: 370296

Concessionaire: Wynn Resorts (Macau), S.A,.

Head Office: Avenida da Amizade, number 918,

“World Trade Centre” building, 8th floor, “C”, Macau.

Fax: 336057

FIVE – The Parties may alter the addresses and telefax reception numbers indicated in the previous number by means of advance communication addressed to the other Party.

Clause Eighty Seven

Prohibition of practices restrictive of competition

ONE – The concessionaire shall carry out its activities in loyal and healthy competition, respecting the principles applying to a market economy.

TWO – The concessionaire undertakes not to enter into agreements or combined deals, in whatever form, together with other concessionaires, sub-concessionaires or management companies of concessionaires that operate in the Macau Special Administrative Region, or with companies belonging to the respective groups, that are liable to impede, restrict or distort competition.

THREE – The concessionaire undertakes not to exploit abusively a dominant position in the market, or a substantial part of it that could impede, restrict or distort competition.

Clause Eighty Eight

Games Promoters

For the Government, the concessionaire is responsible for the activity exercised in the casinos and other gaming areas by its registered games promoters, as well as its directors and collaborators and should therefore supervise their activity.

Clause Eighty Nine

Promotion of the concessionaire’s business

ONE – The concessionaire shall promote, within the Macau Special Administrative Region and abroad, advertising and marketing campaigns for its business, namely its casinos.

TWO – The Government and the concessionaire shall combine their events and advertising and marketing campaigns with the events and campaigns aimed at promoting Macau abroad.

THREE – The concessionaire shall not allow, without the authorization of the Government, the use of images or long written references about its casinos and other premises and annexes allocated to the operation of the concession, in sites and internet pages, or any other place that aims at promoting interactive games.

Clause Ninety

Elements integrated in the concession contract

The tender for adjudication entered by the concessionaire as an entrant for the first public tender for the attribution of three concessions for the operation of games of chance or other games in casinos, is considered to be integrated in the present concession contract for all purposes that are not explicitly or implicitly contrary to it.

Clause Ninety One

Chips to be used in the operation of the concession

ONE – The concessionaire shall comply with the instructions of the Government as to the issue and circulation of chips, independent of their type or nature.

TWO – Notwithstanding the possibility for the Government to determine the maximum amount of chips to be put into circulation, the quantity chips to be put into circulation is not subject to the consent of the Government.

THREE – The concessionaire has the obligation to guarantee the reimbursement, in cash or through cheque or equivalent credit document, of the chips that have been put into circulation.

FOUR – The concessionaire shall maintain a ratio of solvency, and constitute provisions and other rules of prudence to be indicated at each moment by the Government as to the total number of chips to be placed in circulation, in cash or through high level liquidity bonds in order to ensure the immediate payment of same.

Clause Ninety Two

Confidentiality

ONE – The documents produced by the Government or by the concessionaire, in keeping with the conditions of law or the present concession contract, have a confidential character, and can only be made available to third parties with the authorization of the other Party.

TWO – The Government and the concessionaire take all the necessary steps to ensure that, respectively, the workers of the Public Administration of the Macau Special Administrative Region, and the workers of the concessionaire are bound by the duty of secrecy.

THREE – The Government and the concessionaire undertake to enforce the duty of secrecy on other persons who have had or who might have access to confidential documents, namely through consulting, services and other contracts.

Clause Ninety Three

Claims register

ONE – The concessionaire shall keep and maintain at the disposal of visitors of the casinos and other gaming areas, a claims register, specific for claims related to the operation of games of chance or other games in casinos.

TWO – The concessionaire shall affix in the casinos and other gaming areas, in a visible manner, a notice indicating the existence of a claims register.

THREE – The concessionaire undertakes to remit to the Government, within 48 hours, copy of the claims registered in the claims register, together with the concessionaire’s report about the same.

CHAPTER XXIII

Transitory dispositions

Clause Ninety Four

Professional Training Plan

ONE – The concessionaire shall prepare plans regarding professional training for employees who come to occupy positions in the activities integrated in the concession, within a time limit established by the Government.

TWO – The concessionaire shall submit to the Government, within the time limit established, any other documents or additional information relative to the plans referred to in the previous paragraph.

Clause Ninety Five

Appointed Executive-Director

ONE – The Government shall inform the concessionaire, within fifteen days from the signing of the present concession contract whether it authorizes that the person indicated in Attachment I of the Administration Rule number 26/2001, submitted by the concessionaire as bidder for the first public tender for the awarding of three concessions for the operation of games of chance or other games in casinos, to be the Executive Director for the concessionaire.

TWO – The provisions of numbers ONE and TWO of clause Twenty One are applicable to the first delegation of management by the concessionaire on an Executive Director after the awarding of the present concession contract.

Clause Ninety Six

Bank accounts

The concessionaire shall submit to the Government within seven days from the signing of the present concession contract, a document stating all its bank accounts and respective balances.

Clause Ninety Seven

Declaration relating to the duty to cooperate

The concessionaire shall endeavour to obtain and submit to the Government, within fifteen days from the signing of the present concession contract, a declaration subscribed by each of its shareholders holding 5% or more of its capital stock, its directors and main employees with relevant positions in the casino, as well as its dominant partners, including the ultimate dominant partner, by which they accept to be subject to a special duty to cooperate with the Government and to produce any documents and supply whatever information, data, authorizations or proof that may be requested for that purpose.

Clause Ninety Eight

Fixed part and variable part of the premium

ONE – The payment of the fixed part of the yearly premium foreseen in clause 47, in the respective proportion, is due only from the 26th day of June of the year two thousand and five, except if, before that date, the concessionaire begins the operation of a casino or gaming area in the Resort – Hotel – Casino complex, foreseen in the Investment Plan annex to the present concession contract, in which case payment becomes due at once.

TWO – The payment of the variable part of the yearly premium foreseen in clause 47 is only due from the date of starting of operation of the games of chance or other games in casinos, whether the starting of operations takes place in temporary installations or in the Resort-Hotel-Casino above mentioned. For the purpose of calculation of the variable part of the premium the concessionaire shall submit to the Government, up to ten days prior to the opening of its first casino or gaming area, whether it be in temporary installations or in the complex referred in the previous number, a list with the number of gaming tables and electric or mechanic machine, including “slot machines”, that it intends to operate in that year, as well as their respective location.

THREE – In case the concessionaire opens its first casino or gaming area in temporary installations, the amount of the variable portion of the premium cannot be less than the amount that would result from the permanent operation of 20 (twenty) gaming tables reserved for particular games and players, namely operated in gaming rooms or special areas, and 20 (twenty) gaming tables non-reserved for particular games and players, until the beginning of operation of a casino or gaming area in the resort complex referred in number ONE.

FOUR – The amounts relative to the variable part of the yearly premium referred in number FIVE of clause 47 will be subject to revision by the Parties as from the third year of the awarding of the present concession contract.

Clause Ninety nine

Approval of the articles of association and shareholders agreements

The Government shall notify the concessionaire, within sixty days of the signing of the present concession contract, as to whether it approves its articles of association as well as its shareholders agreements.

Clause One Hundred

Mandates or Power of Attorney

The concessionaire shall inform the Government within fifteen days from the signing of the present concession contract, of each and every mandate or power of attorney existing on the date of the awarding of the present concession contract, verifying, based on a stable relationship, the powers inherent to the board of directors to conduct business relating to the operation of the company in the name of the concessionaire, with the exception of the powers for carrying out everyday current business, namely at public offices or services, for the purpose of authorization, or to submit, within the same timing, a declaration of non-existence of same.

Clause One Hundred and One

Actual participation in the operation of games of chance or other games in casinos under other jurisdictions

The concessionaire shall inform the Government within fifteen days from the signing of the present concession contract, of the actual participation of any one of its administrators, of the dominant partner, including the ultimate dominant partner or any holder of capital share when corresponding, directly or indirectly, to an amount of 10% or more of its capital stock, in the operation of games of chance or other games in casinos, even if only through a management contract, in any other jurisdiction.

Clause One Hundred and Two

Composition of the governing bodies of the concessionaire

The concessionaire shall inform the Government within seven days from the signing of the present concession contract as to the composition, at the time of awarding of the present concession contract, of the board of directors, the annual general meeting, the audit board and other governing bodies of the concessionaire.

Clause One Hundred and Three

Structure of shareholders and capital stock

ONE – The concessionaire shall submit to the Government, within seven days from the signing of the present concession contract, the shareholder structure of the concessionaire on the date of the awarding of the present concession contract.

TWO – The concessionaire shall submit to the Government, within seven days from the signing of the present concession contract, the structure of the capital stock of corporate bodies, maxime companies, holding 5% or more of the capital stock of the concessionaire, as well as the structure of the capital stock of corporate bodies that hold 5% or more of the capital stock of same, and so on up to the individual or corporate bodies who are ultimate partners, on the date of the awarding of the present concession contract.

THREE – The concessionaire shall submit to the Government, within fifteen days from the signing of the present concession contract, the declarations referred to in number TWO of clause Nineteen, relative to the year two thousand and two.

Clause One Hundred and Four

Limit to the number of concessions

ONE – The grantee shall not award, until the first of April of the year two thousand and nine, concessions for the operation of games of chance or other games in casinos, so that, at any given time, there are not more than three, as per provisions of the law.

TWO – Should the grantee, after the date referred to in the previous paragraph, award new concessions for the operation of games of chance or other games in casinos, the conditions of which are, in global terms, more favourable than those foreseen in the present concession contract, the Government shall extend them to the concessionaire by altering the present concession contract.

Clause One Hundred and Five

Revision of the percentage of contributions

The percentages of the contributions referred to in clauses Forty Eight and Forty Nine shall be the object of revision by the Parties during the year two thousand and ten.

Clause One Hundred and Six

Effective Date

The present concession contract, written in both official languages, will come into effect as from 27th day of June of year 2002.

Thus it was granted

The Stamp Duty due, as per articles 17 and 24 of Stamp Duty Regulation, on the amount of MOP 115, 00 (one hundred and fifty patacas) and the Notary Fees Due, as per article 4 number 1 and 2 of the Notary Regulation, on the amount of MOP 708,600.00 (seven hundred and eighth thousand six hundred patacas) were paid by the Second Party and the proof of payment was filed.

All the documents mentioned in the concession contract are filed with the Notary Division of the Macau Finance Department under number 17039.

This deed has been read to the parties and its contents were explained out loud to all those present, and the representative of the second party had access to a translation into the English language as he does not understand either of the official languages.

ANNEX TO THE CONCESSION CONTRACT

INVESTMENT PLAN

Without prejudice of the provisions of Clause thirty nine of the present concession contract, the concessionaire must build:

•	A Resort-Hotel-Casino that must be concluded and open to the public on December 2006.

•	Total Investment – 4,000,000,000.00 (four thousand million patacas), which must be expended within 7 years upon the signing of this concession contract.

AMERICAN EMBASSY LISBON
Av. Das Forças Armadas
1600-081 Lisboa, Portugal
Tel:	21-770-2499
Fax:	21-727-2354

Republic of Portugal	)
Providence of Estremadura	)
City of Lisbon	)
Embassy of the United States	)
Of America	)

I, Victoria Perestrello , being duly sworn, do hereby declare that I am thoroughly aquainted with the Portuguese and English languages, that I am accustomed to make translations in these languages, and that the annexed translation(s) was (were) made by me and it is a (are) true and correct translation (s).

This document consists of 166 pages, each initialed by the translator.

/s/ Victoria Perestrello

Subscribed and sworn to before me this 29th day of July 2002.

/s/ Daniel Bazan
Daniel Bazan Consul